Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-239161

Prospectus Supplement No. 2

(To Prospectus dated August 5, 2020)

Humanigen, Inc.

82,563,584 Shares of Common Stock

This prospectus supplement relates to the Registration Statement on Form S-1 (File No. 333-239161) declared effective by the Securities and Exchange Commission on August 5, 2020, and does not cover securities beyond those covered by the existing Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the original prospectus and any prior prospectus supplements thereto.

The selling stockholders may offer and sell any of the shares from time to time in a number of different ways and at varying prices, and may engage a broker, dealer or underwriter to sell the shares. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in the prospectus dated August 5, 2020. See “Plan of Distribution” beginning on page 95 of the prospectus for more information about how the selling stockholders may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in (1) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (the “Quarterly Report”), and (2) our Definitive Information Statement on Schedule 14C (the “Information Statement”), each of which was filed with the Securities and Exchange Commission on August 14, 2020. Accordingly, we have attached our Quarterly Report and our Information Statement to this prospectus supplement. You should read this prospectus supplement together with the prospectus and any prior prospectus supplements thereto, each to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB Venture Market under the symbol “HGEN”. On August 14, 2020, the last reported sale of our common stock on the OTCQB Venture Market was $3.37 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2020

OR

☐ TRANSITION REPORT UNDER SECTION 13 OF 15(d) OF THE EXCHANGE ACT OF 1934

From the transition period from               to               .

Commission File Number 001-35798

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0557236
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

533 Airport Boulevard, Suite 400 Burlingame, CA 94010

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (650) 243-3100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on with registered

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes   ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes  ☒  No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐  No  ☒

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☒  No ☐

As of August 13, 2020, there were 210,504,084 shares of common stock of the issuer outstanding.

HUMANIGEN, INC.

FORM 10-Q

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

Humanigen, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$41,729	$143
Prepaid expenses and other current assets	770	309
Total current assets	42,499	452

Restricted cash	70	71
Total assets	$42,569	$523

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,110	$5,046
Accrued expenses	8,850	3,308
Bridge Notes	-	2,113
Convertible notes - current	-	2,033
Notes payable to vendors	8	1,094
Total current liabilities	10,968	13,594
Convertible notes - non current	-	1,247
Total liabilities	10,968	14,841

Stockholders’ deficit:
Common stock, $0.001 par value: 225,000,000 shares authorized at
June 30, 2020 and December 31, 2019; 209,874,577 and 114,034,451 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	210	114
Additional paid-in capital	342,775	270,463
Accumulated deficit	(311,384)	(284,895)
Total stockholders’ deficit	31,601	(14,318)
Total liabilities and stockholders’ deficit	$42,569	$523

See accompanying notes.

3

Humanigen, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$21,143	$1,234	$21,802	$1,593
General and administrative	1,956	1,746	3,354	3,625
Total operating expenses	23,099	2,980	25,156	5,218

Loss from operations	(23,099)	(2,980)	(25,156)	(5,218)

Other expense:
Interest expense	(923)	(358)	(1,333)	(660)
Other income (expense), net	-	-	-	(1)
Net loss	$(24,022)	$(3,338)	$(26,489)	$(5,879)

Basic and diluted net loss per common share	$(0.16)	$(0.03)	$(0.20)	$(0.05)

Weighted average common shares outstanding used to
calculate basic and diluted net loss per common share	153,419,159	111,110,926	132,691,688	110,560,662

See accompanying notes.

4

Humanigen, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net loss	$(26,489)	$(5,879)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	622	1,426
Issuance of common stock for payment of compensation	48	90
Issuance of common stock in exchange for services	70	68
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(461)	60
Accounts payable	(2,936)	717
Accrued expenses	6,531	1,245
Net cash used in operating activities	(22,615)	(2,273)

Financing activities:
Net proceeds from issuance of common stock	67,069	-
Proceeds from exercise of stock options	-	325
Net proceeds from issuance of convertible notes	467	1,275
Net proceeds from issuance of PPP loan	83	-
Net proceeds from issuance of bridge notes	350	950
Payments on PPP loan	(83)	-
Payments on bridge notes	(2,400)	-
Payments on convertible notes	(518)	-
Payments on notes payable to vendors	(768)	-
Net cash provided by financing activities	64,200	2,550

Net increase in cash, cash equivalents and restricted cash	41,585	277
Cash, cash equivalents and restricted cash, beginning of period	214	885
Cash, cash equivalents and restricted cash, end of period	$41,799	$1,162

Supplemental cash flow disclosure:
Cash paid for interest	$668	$8
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes payable and related accrued interest and fees to common stock	$4,316	$981
Beneficial conversion feature of Convertible notes	$-	$142
Issuance of stock options in lieu of cash compensation	$165	$195
Issuance of warrants for services	$118	$-

See accompanying notes.

5

Humanigen, Inc.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands, except share data)

(Unaudited)

	Three and Six Months Ended June 30, 2020
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances at January 1, 2020	114,034,451	$114	$270,463	$(284,895)	$(14,318)
Issuance of common stock	200,000	-	65	-	65
Issuance of common stock in exchange for services	29,342	-	13	-	13
Issuance of stock options for payment of compensation	-	-	133	-	133
Issuance of common stock for payment of compensation	47,997	-	19	-	19
Issuance of warrant for services	-	-	1	-	1
Stock-based compensation expense	-	-	265	-	265
Net loss	-	-	-	(2,467)	(2,467)
Balances at March 31, 2020	114,311,790	114	270,959	(287,362)	(16,289)
Issuance of common stock for conversion of debt	11,989,578	12	4,304	-	4,316
Issuance of common stock, net of expenses	82,528,718	83	66,921	-	67,004
Issuance of common stock in exchange for services	77,313	-	57	-	57
Issuance of stock options for payment of compensation	-	-	32	-	32
Issuance of common stock for payment of compensation	24,574	-	29	-	29
Issuance of warrant for services	-	-	117	-	117
Issuance of common stock upon option exercise	942,604	1	(1)	-	-
Stock-based compensation expense	-	-	357	-	357
Net loss	-	-	-	(24,022)	(24,022)
Balances at June 30, 2020	209,874,577	$210	$342,775	$(311,384)	$31,601

	Three and Six Months Ended June 30, 2019
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2019	109,897,526	$110	$266,381	$(274,601)	$(8,110)
Issuance of common stock for payment of compensation	93,358	-	90	-	90
Issuance of stock options for payment of compensation	-	-	195	-	195
Issuance of common stock in exchange for services	82,432	-	68		68
Exercise of stock options	75,000	-	50	-	50
Stock-based compensation expense	-	-	697	-	697
Net loss	-	-	-	(2,541)	(2,541)
Balances at March 31, 2019	110,148,316	110	267,481	(277,142)	(9,551)
Convertible note beneficial conversion feature	-	-	143		143
Conversion of advance notes	2,179,622	2	979	-	981
Exercise of common stock options	413,625	1	274	-	275
Stock-based compensation expense	-	-	729	-	729
Net loss	-	-	-	(3,338)	(3,338)
Balances at June 30, 2019	112,741,563	$113	$269,606	$(280,480)	$(10,761)

See accompanying notes.

6

Humanigen, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations

Description of the Business

The Company was incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, the Company changed its legal name to Humanigen, Inc. During February 2018, the Company completed the restructuring transactions announced in December 2017 and continued its transformation into a clinical-stage biopharmaceutical company by further developing its clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies. The Company is currently focused on developing its novel human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) neutralization and gene-knockout platforms and its portfolio of antibodies based on its proprietary Humaneered® monoclonal antibody technology and has initiated research in next-generation cell and gene therapies.

The Company’s lead product candidate is lenzilumab, a proprietary Humaneered monoclonal antibody (a biologic) that has been demonstrated to neutralize a naturally occurring inflammatory factor (GM-CSF). GM-CSF is a cytokine which acts directly on myeloid cells to cause expansion, activation, and to initiate and promote the production of other cytokines and chemokines, including IL-6, TNFa, IL-1, MCP-1, MIP-1a, and IP-10 as part of the body’s immune response. GM-CSF is thought of as a communication conduit between the innate and adaptive immune systems. Once initiated, the inflammatory cascade in certain cases may quickly evolve into a self-perpetuating “cytokine storm” as the production of cytokines and chemokines increases expansion and trafficking of myeloid cells. This, in turn, leads to abnormally high levels of inflammatory cytokines, endothelial activation, vascular permeability, disseminated intravascular coagulation, and neurologic inflammation. This cytokine storm is frequently referred to as cytokine release syndrome, or CRS. The neutralization of GM-CSF has been shown to prevent and potentially treat cytokine storm and reduce levels of inflammatory myeloid cells. Reduction of these factors demonstrates that GM-CSF is a critical upstream and early regulator of many inflammatory cytokines known to be important in the pathophysiology of CRS (Sterner RM et al. Blood 2019. 133(7): 697–709).

During 2019 and throughout the early portion of the first quarter of 2020, the Company continued to pursue its anti-GM-CSF programs to prevent or reduce the serious and potentially life-threatening side effects associated with chimeric antigen receptor T-cell (“CAR-T”) therapy and to prevent or treat graft-versus-host disease (“GvHD”) in patients undergoing allogeneic hematopoietic stem cell transplantation (“HSCT”). In collaboration with Kite Pharmaceuticals, Inc., a Gilead company (“Kite or the “Kite Collaboration”), the Company seeks to study the effect of lenzilumab on the safety of Yescarta®, axicabtagene ciloleucel (“Yescarta”), Kite’s FDA-approved CAR-T therapy. A clinical trial, ZUMA-19, is underway to measure the effect of lenzilumab in reducing CRS and neurotoxicity (NT), with a secondary endpoint of increased efficacy of Yescarta. The first patient was dosed with lenzilumab in ZUMA-19 on June 29, 2020.

The coronavirus pandemic, which is due to the SARS-CoV-2 virus and leads to the condition referred to as COVID-19, is frequently characterized in the later and sometimes fatal stages by severe and critical, progressive viral pneumonia that can progress to acute respiratory distress syndrome (“ARDS”), respiratory failure and death. Publications have indicated that ARDS in this setting is caused by the body’s autoimmune response to CRS. Published data point to GM-CSF being a key triggering cytokine, with elevated levels especially in those patients who transition to the Intensive Care Unit (“ICU”).

In response to this published data indicating that GM-CSF inhibition may play a role in treating patients with COVID-19, the Company is developing lenzilumab in patients with COVID-19 in a Phase III study. Given the severity of the pandemic and the lack of approved therapies for COVID-19, the Company believes that this single Phase III study may be suitable for registration and depending on the results of this study may file for approval with the FDA. The Company has commenced enrollment in a multicenter randomized, placebo-controlled, double-blind clinical trial to assess whether lenzilumab can reduce the time to recovery in hospitalized subjects with severe or critical COVID-19 pneumonia. The first patient was dosed with lenzilumab on May 5, 2020.

Lenzilumab was granted emergency single use Investigational New Drug Application (IND) authorization from the FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, the Company announced that Mayo Clinic published (www.medrxiv.org/content/10.1101/2020.06.08.20125369v1) data derived from the compassionate use of lenzilumab in treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program. The Company did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined the patients for which they would request emergency IND authorization from the FDA.

7

See Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 2 of this Quarterly Report on Form 10-Q for additional information regarding the business.

Liquidity and Going Concern

The Condensed Consolidated Financial Statements for the three and six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business.  However, the Company has incurred net losses since its inception and has negative operating cash flows. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As described in more detail in Note 7, on June 1, 2020, the Company entered into a securities purchase agreement with certain accredited investors to complete a private placement of our common stock (the “Private Placement”). At the closing, the Company issued and sold 82,528,718 shares of its common stock at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million. The Company used a portion of the proceeds to retire certain indebtedness, as further described in Note 4 - Debt. The Company expects to use the remaining proceeds from the Private Placement to fund its Phase III study of lenzilumab in COVID-19, its collaboration with Kite, initiate manufacturing activities in anticipation of potential receipt of an Emergency Use Authorization (“EUA”) from FDA and subsequent commercialization, and other development programs, as well as for working capital and other general corporate purposes.

As of June 30, 2020, the Company had cash and cash equivalents of $41.8 million. Considering the Company’s current cash resources and its current and expected levels of operating expenses, management expects to need additional capital to fund the Company’s planned operations for the next twelve months. Management may seek to raise such additional capital through equity offerings, debt financings, and/or payments under new or existing licensing or collaboration agreements. While management believes this plan to raise additional funds will alleviate the conditions that raise substantial doubt, these plans are not entirely within its control and cannot be assessed as being probable of occurring. If sufficient funds are not available on acceptable terms when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. If any of these events occur, the Company’s ability to achieve the development and commercialization goals would be adversely affected.

Basis of Presentation

The accompanying interim unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and on a basis consistent with the annual consolidated financial statements and include all adjustments necessary for the presentation of the Company’s condensed consolidated financial position, results of operations and cash flows for the periods presented. The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The December 31, 2019 Condensed Consolidated Balance Sheet was derived from the audited financial statements but does not include all disclosures required by U.S. GAAP. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2020, or for any other future annual or interim period. The accompanying unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s 2019 Form 10-K.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates. The Company believes judgment is involved in determining the valuation of the fair value-based measurement of stock-based compensation and warrant valuations. The Company evaluates its estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Condensed Consolidated Financial Statements.

8

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on prior years’ Net loss or Stockholders’ equity (deficit).

2. Summary of Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies since those previously disclosed in the 2019 Form 10-K.

Derivative Financial Instruments

The Company has equity conversion features within its 2020 Convertible Redeemable Notes that qualify as embedded derivatives under the guidance of FASB ASC Topic 815, Derivatives and Hedging.  As part of that guidance, an analysis is performed on each embedded derivative to determine whether it should be bifurcated from the host instrument and recorded separately within the Consolidated Balance Sheet at its fair value.  Changes in fair value are recorded in other income (expense) within the Consolidated Statement of Operations.  Refer to Note 4 - Debt and Note 5 – Derivative Instruments for further discussion of the Company’s embedded derivatives.

3. Potentially Dilutive Securities

The Company’s potentially dilutive securities, which include stock options, restricted stock units and warrants, have been excluded from the computation of diluted net loss per common share as the effect of including those securities would be to reduce the net loss per common share and be antidilutive. Therefore, the denominator used to calculate both basic and diluted net loss per common share is the same in each period presented.

The following outstanding potentially dilutive securities have been excluded from the computations of diluted net loss per common share:

	As of June 30,
	2020	2019
Options to purchase common stock	16,516,695	15,139,374
Warrants to purchase common stock	541,193	331,193
	17,057,888	15,470,567

4. Debt

Notes Payable to Vendors

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Company’s Plan of Reorganization (the “Plan”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS) (the “Bankruptcy Case”) which became effective June 30, 2016, at which time the Company emerged from its Chapter 11 bankruptcy proceedings. The notes were unsecured, accrued interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. In July and August, 2019, following the receipt of proceeds from the 2019 Bridge Notes, the Company used approximately $0.5 million of the proceeds to retire a portion of these notes, including accrued interest. After giving effect to these payments, the aggregate principal amount and accrued but unpaid interest on these notes approximated $1.1 million as of December 31, 2019 and the Company had accrued $0.3 million in interest expense. In June and July 2020, the Company used the proceeds from the Private Placement (as defined below) to repay the remaining outstanding principal including accrued and unpaid interest on these notes and the notes were extinguished. As of June 30, 2020, one note for $8.0 thousand, including principal and accrued but unpaid interest was still outstanding; this note was repaid in July 2020.

Advance Notes

In June, July and August, 2018 the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd. (“Cheval”), an affiliate of Black Horse Capital, L.P. (“BHC”), the Company’s controlling stockholder at the time; and Ronald Barliant, a director of the Company. The Advance Notes accrued interest at a rate of 7% per year, compounded annually.

9

In accordance with their terms, on May 30, 2019, in connection with the Company’s announcement of the Collaboration Agreement with Kite, the lenders converted the amounts due under the Advance Notes into the Company’s common stock at the conversion price of $0.45 per share. The Company issued a total of 2,179,622 shares of common stock in connection with the conversion.

2018 Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of BHC, the Company’s controlling stockholder at the time. The 2018 Notes accrued interest at a rate of 7% per annum and, in general, were set to mature twenty-four months from the date the 2018 Notes were signed. The Company used the proceeds from the 2018 Notes for working capital.

The 2018 Notes were convertible into equity securities of the Company in three different scenarios, including if the Company sold its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that resulted in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”). In connection with a Non-Qualified Financing, the noteholders were able to convert their remaining 2018 Notes into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

The Company’s sales of shares pursuant to the ELOC Purchase Agreement with Lincoln Park Capital Fund, LLC (“LPC”) constituted a Non-Qualified Financing. Commencing on April 2, 2020, the holders of the 2018 Notes notified the Company of their exercise of their conversion rights under the 2018 Notes. See “2019 Convertible Notes” for additional information regarding the conversion of 2018 Notes by the holders.

As of December 31, 2019, the Company had accrued $0.2 million in interest related to these promissory notes. Interest expense recorded during the three and six months ended June 30, 2020 was approximately $564 thousand and $817 thousand, respectively.

2019 Convertible Notes

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Notes” and together with the 2018 Notes, the “Convertible Notes”) evidencing an aggregate of $1.3 million of loans made to the Company. The 2019 Notes accrued interest at a rate of 7.5% per annum and, in general, were set to mature twenty-four months from the date the 2019 Notes were signed. The Company used the proceeds from the 2019 Notes for working capital.

The 2019 Notes were convertible into equity securities of the Company in four different scenarios, including if the Company sold its equity securities on or before the date of repayment of the 2019 Notes in any financing transaction that resulted in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”). In connection with a Non-Qualified Financing, the noteholders were able to convert their remaining 2019 Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

The Company’s sales of shares pursuant to the ELOC Purchase Agreement with LPC constituted a Non-Qualified Financing. Commencing on April 2, 2020, holders of the Convertible Notes, including Cheval, an affiliate of BHC, the Company’s controlling stockholder at the time, notified the Company of their exercise of their conversion rights under the Convertible Notes. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act, the Company issued an aggregate of 11,989,578 shares of its common stock upon the conversion of $4.3 million in aggregate principal and interest on the Convertible Notes that were converted, which obligations were retired. Of these, the Company issued 1,583,333 shares to Cheval. Dr. Dale Chappell, who was serving as the Company’s ex-officio chief scientific officer at the time and currently serves as its Chief Scientific Officer, controls BHC and reports beneficial ownership of all shares held by it and its affiliates, including Cheval. After giving effect to the shares issued upon such conversions, no convertible notes issued in 2018 or 2019 were outstanding as of June 30, 2020.

10

As of December 31, 2019, the Company had accrued $0.1 million in interest related to the 2019 Notes. Interest expense related to the 2019 Notes, recorded during the three and six months ended June 30, 2020, was approximately $178 thousand and $219 thousand, respectively.

The Advance Notes, the 2018 Notes and the 2019 Notes had an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and at a conversion rate of $1.25 for the 2019 Notes. The intrinsic value of this beneficial conversion feature was $1.8 million upon the issuance of the Advance Notes, the 2018 Notes and the 2019 Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $558 thousand and $785 thousand for the three and six months ended June 30, 2020, respectively.

The Company evaluated the embedded features within the Advance Notes, the 2018 Notes and the 2019 Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes, the 2018 Notes and the 2019 Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes, the 2018 Notes and the 2019 Notes, as applicable, to Company common stock at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and $1.25 for the 2019 Notes, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes, the 2018 Notes or the 2019 Notes to Company common stock, the remaining unamortized discount will be charged to interest expense. Upon conversion of the Advance Notes on May 30, 2019, the remaining unamortized discount was charged to interest expense. Upon the conversion of the Convertible Notes in April 2020, the remaining related unamortized discount was charged to interest expense.

2020 Convertible Redeemable Notes

On March 13, 2020 and March 19, 2020 (the “Issuance Dates”), the Company delivered two convertible redeemable promissory notes (the “2020 Notes”) evidencing loans with an aggregate principal amount of $518,333 made to the Company.

The 2020 Notes accrued interest at a rate of 7.0% per annum and were set to mature on March 13, 2021 and March 19, 2021, respectively. The 2020 Notes contained an original issue discount of $33,000 and $18,833, respectively. The Company used the proceeds from the 2020 Notes for working capital.

The notes could be redeemed by the Company at any time before the 270th day following issuance, at a redemption price equal to the principal and accrued but unpaid interest on the notes to the date of redemption, plus a premium that increases on day 61 and day 121 from the issuance date. Accordingly, the notes were repaid in June 2020 with proceeds from the Private Placement, and the notes were extinguished.

The Company evaluated the embedded features within the 2020 Notes and determined that the embedded features are required to be bifurcated and recognized as stand-alone derivative instruments. The variable-share settlement features within the 2020 Notes qualify as redemption features and meet the net settlement criterion for qualification as a stand-alone derivative. In determining the fair value of the bifurcated derivative, the Company evaluated the likelihood of conversion of the 2020 Notes to Company stock.  As the Company believed it would have adequate funding prior to the six month anniversary of the 2020 Notes, the first conversion option for the holders of the 2020 Notes, and it had the intent to either begin making amortizing payments or to pay off the 2020 Notes in their entirety prior to that date, the fair value was determined to be $0. The original issue discount was accreted to Interest expense and the remaining balance was charged to Interest expense upon payoff.

Interest expense related to the 2020 Notes, recorded during the three and six months ended June 30, 2020, was approximately $161 thousand and $165 thousand, respectively.

Interest expense includes the original issue discount amortization of approximately $50 thousand and $52 thousand for the three and six months ended June 30, 2020, respectively.

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Bridge Notes

On June 28, 2019, the Company issued three short-term, secured bridge notes (the “June Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval , an affiliate of BHC, the Company’s controlling stockholder at the time, lent $750,000; Nomis Bay LTD, the Company’s second largest stockholder, lent $750,000; and Dr. Cameron Durrant, the Company’s Chief Executive Officer and Chairman of the Board of Directors (the “Board”), lent $200,000. The proceeds from the June Bridge Notes were used to satisfy a portion of the unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of June 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

The June Bridge Notes accrued interest at a rate of 7.0% per annum and after giving effect to multiple extensions, were set to mature on December 31, 2020. The June Bridge Notes could become due and payable at such earlier time as the Company raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, the June Bridge Notes were repaid in June 2020 with proceeds from the Private Placement, and the June Bridge Notes were extinguished.

On November 12, 2019, the Company issued two short-term, secured bridge notes (the “November Bridge Notes” and together with the June Bridge Notes, the “2019 Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval, an affiliate of BHC, our controlling stockholder at the time, lent $250,000; and Dr. Cameron Durrant, our Chief Executive Officer and Chairman of our Board, lent $100,000. The proceeds from the November Bridge Notes were used for working capital and general corporate purposes.

The November Bridge Notes ranked on par with the June Bridge Notes, and possessed other terms and conditions substantially consistent with those notes. The November Bridge Notes accrued interest at a rate of 7.0% per annum and after giving effect to multiple extensions, were set to mature on December 31, 2020. The November Bridge Notes could become due and payable at such earlier time as the Company raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, the November Bridge Notes were repaid in June 2020 with proceeds from the Private Placement.

In April 2020, the Company issued two short-term, secured bridge notes (the “April Bridge Notes” and together with the June Bridge Notes and the November Bridge Notes, the “Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company: Cheval, an affiliate of BHC, the Company’s controlling stockholder at the time, loaned $100,000, and Nomis Bay, the Company’s second largest stockholder, loaned $250,000. The proceeds from the April Bridge Notes were used for working capital and general corporate purposes.

The April Bridge Notes ranked on par with the June Bridge Notes and the November Bridge Notes, and possessed other terms and conditions substantially consistent with them. The notes accrued interest at a rate of 7.0% per annum and were set to mature on December 31, 2020. The April Bridge Notes could become due and payable at such earlier time as the Company raised more than $10,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, these April Bridge Notes were repaid in June 2020 with proceeds from the Private Placement, and these bridge notes were extinguished.

The Bridge Notes were secured by a lien on substantially all of the Company’s assets, which liens have been released.

Interest expense related to the Bridge Notes, recorded during the three and six months ended June 30, 2020, was approximately $30 thousand and $66 thousand, respectively.

5. Derivative Instruments

The Company had certain embedded equity conversion features within its 2020 Notes that require bifurcation and recognition as stand-alone derivatives. See Note 4 – Debt for additional information and discussion on the bifurcated derivatives.

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6. Commitments and Contingencies

Contractual Obligations and Commitments

As of June 30, 2020, other than the retirement and conversion of certain debt described in Note 4 and the license agreements described in Note 8, there were no material changes to the Company’s contractual obligations from those set forth in the 2019 Form 10-K.

Guarantees and Indemnifications

The Company has certain agreements with service providers with which it does business that contain indemnification provisions pursuant to which the Company typically agrees to indemnify the party against certain types of third-party claims. The Company accrues for known indemnification issues when a loss is probable and can be reasonably estimated. The Company would also accrue for estimated incurred but unidentified indemnification issues based on historical activity. As the Company has not incurred any indemnification losses to date, there were no accruals for or expenses related to indemnification issues for any period presented.

7. Stockholders’ Equity

Lincoln Park Capital Purchase Agreement

On November 8, 2019, the Company entered into a purchase agreement (the “ELOC Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which the Company had the right to sell to LPC up to $20,000,000 in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain limitations and conditions set forth in the ELOC Purchase Agreement.

Under the ELOC Purchase Agreement, the Company had the right, from time to time at its sole discretion and subject to certain conditions, to direct LPC to purchase up to 100,000 shares of Common Stock, with such amounts increasing based on certain threshold prices but not to exceed $750,000 in total proceeds on any purchase date. The purchase price of shares of Common Stock pursuant to the ELOC Purchase Agreement was based on the market prices of the Common Stock at the time of such purchases as set forth in the ELOC Purchase Agreement. Such sales of Common Stock by the Company, if any, could occur from time to time, at the Company’s option, over the 36-month period expiring in December 2022.

In connection with the signing of the ELOC Purchase Agreement on November 8, 2019, the Company issued 706,592 shares of its common stock to LPC. The issuance of the shares were recorded as debt issuance costs in Common stock and Additional paid-in capital with no net effect on Stockholders’ equity (deficit).

During the months of December 2019 and January 2020, the Company issued a total of 700,000 shares for aggregate proceeds of $0.3 million under the ELOC Purchase Agreement.

On June 2, 2020, following completion of the Private Placement described below, the Company notified LPC of its decision to terminate the ELOC Purchase Agreement. The termination of the ELOC Purchase Agreement became effective on June 3, 2020.

2020 Private Placement

On June 1, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) to complete a private placement of our common stock (the “Private Placement”). The closing of the Private Placement occurred on June 2, 2020 (the “Closing Date”). At the closing, the Company issued and sold 82,528,718 shares of its common stock (the “Shares”) at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million. The Company used a portion of the proceeds to retire certain indebtedness, as further described in Note 4 - Debt. The Company expects to use the remaining proceeds from the Private Placement to fund its Phase III study of lenzilumab in COVID-19, to secure manufacturing capacity, to progress Chemistry, Manufacturing and Controls (“CMC”) work, to prepare for commercialization in the event of approval of lenzilumab for use in COVID-19 patients under an EUA or otherwise, its collaboration with Kite and other development programs and for working capital and other general corporate purposes. See Note 10 for information regarding two complaints filed against us in connection with the Private Placement.

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On the Closing Date, the Company and the Investors also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to prepare and file a registration statement (the “Resale Registration Statement”) for the resale of the Shares with the Securities and Exchange Commission (the “SEC”),.

Subject to certain limitations and an overall cap, the Company may be required to pay liquidated damages to the investors at a rate of 2% of the invested capital for each occurrence (and continuation for 30 consecutive days thereafter) of a breach by the Company of certain of its obligations under the Registration Rights Agreement.

The Purchase Agreement also requires that the Company use its commercially reasonable efforts to achieve a listing of the Common Stock on a national securities exchange, subject to certain limitations set forth in the Purchase Agreement. On July 6, 2020, the Company applied to have its common stock approved for listing on the Nasdaq Capital Market. The Company’s ability to obtain Nasdaq’s approval of the listing application will require the Company to satisfy a number of conditions, including the Company’s ability to meet certain listing criteria including a minimum stock price and total value of public float. Accordingly, the Company can make no assurances that the application for listing will be approved.

2012 Equity Incentive Plan

Under the Company’s 2012 Equity Incentive Plan, the Company may grant shares, stock units, stock appreciation rights, performance cash awards and/or options to employees, directors, consultants, and other service providers. For options, the per share exercise price may not be less than the fair market value of a Company common share on the date of grant. Awards generally vest and become exercisable over three to four years and expire 10 years from the date of grant. Options generally become exercisable as they vest following the date of grant.

On June 1, 2020, with a limited number of shares remaining available for grant, and with the 2012 Equity Incentive Plan set to expire in 2022, the Board determined that it was appropriate to replace the 2012 Equity Incentive Plan. On July 27, 2020, the Board unanimously approved, and recommended that our stockholders approve, the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Equity Plan”), to ensure that the Board and its compensation committee will be able to make the types of awards, and covering the number of shares, as necessary to meet the Company’s compensatory needs. On July 29, 2020, the 2020 Equity Plan was approved by written consent of the holders of approximately 63% of our outstanding shares of common stock on that date. Upon the “Effective Date” of the 2020 Equity Plan (as described below), an aggregate of 35,000,000 shares of our common stock will be reserved for issuance upon grants of awards made under the plan by the Board or its compensation committee. The 2020 Equity Plan will not become effective (such time, the “Effective Date”) until such time as we file an amendment to our certificate of incorporation with the Delaware Secretary of State to increase our authorized shares of common stock (described in more detail under Note 11—Subsequent Events). The 2020 Equity Plan will remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.

A summary of stock option activity for the six months ended June 30, 2020 under all of the Company’s options plans is as follows:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2020	15,881,721	$0.95
Granted	1,719,395	0.54
Exercised	(1,084,316)	0.65
Cancelled (forfeited)	-	-
Cancelled (expired)	(105)	11.68
Outstanding at June 30, 2020	16,516,695	$0.93

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The weighted average fair value of options granted during the six months ended June 30, 2020 was $0.40 per share.

The Company valued the options granted using the Black-Scholes options pricing model and the following weighted-average assumption terms for the six months ended June 30, 2020:

Six months ended June 30, 2020
Exercise price	$0.38 - $1.20
Market value	$0.38 - $1.20
Expected term	5 years
Expected volatility	94.6% - 100.2%
Risk-free interest rate	0.34% - 1.57%
Expected dividend yield	- %

Stock-Based Compensation

The Company recorded stock-based compensation expense in the Condensed Consolidated Statements of Operations as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
General and administrative	$295	$697	$506	$1,394
Research and development	62	$32	116	32
Total stock-based compensation	$357	$729	$622	$1,426

At June 30, 2020, the Company had $1.0 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to outstanding stock options that will be recognized over a weighted-average period of 1.4 years.

8. License and Collaboration Agreements

Kite Agreement

On May 30, 2019, the Company entered into a collaboration agreement (the “Kite Agreement”) with Kite Pharmaceuticals, Inc., pursuant to which the Company and Kite are conducting a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta.

Pursuant to the Kite Agreement, the Company shall supply lenzilumab to the collaboration for use in the study and will contribute up to approximately $8.0 million towards the out-of-pocket costs of the study, depending on the number of patients enrolled into the study.

Mayo Agreement

On June 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Mayo Agreement”) with the Mayo Foundation for Medical Education and Research (“Mayo”) for certain technologies used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9 (GM-CSF knock-out). The license covers various patent applications and know-how developed by Mayo in collaboration with the Company. These licensed technologies complement and broaden the Company’s position in the GM-CSF neutralization space and expand the Company’s discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

Pursuant to the Mayo Agreement, the Company agreed to pay $200,000 to Mayo within six months of the effective date, or upon completion of a qualified financing, whichever is earlier. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The initial payment was accrued as expense in Research and development in June 2019. The Company paid the initial payment in June 2020 subsequent to the closing of the Private Placement.

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Zurich Agreement

On July 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”) for technology used to prevent or treat Graft versus Host Disease (“GvHD”) through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden the Company’s position in the application of GM-CSF and expands the Company’s development platform to include improving allogeneic Hematopoietic Stem Cell Transplantation (“HSCT”).

Pursuant to the Zurich Agreement, the Company paid $100,000 to UZH in July 2019. The Zurich Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The license payment of $100,000 was recorded as expense in Research and development in July 2019.

9. Savant Arrangements

On June 30, 2016 the Company and Savant Neglected Diseases, LLC (“Savant”) entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole (the “Compound”).

In addition, on the Effective Date the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On the Effective Date, the Company issued to Savant a five year warrant (the “Warrant”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. As of June 30, 2020 the Warrant was exercisable for 100,000 shares at an exercise price of $2.25 per share. On July 20, 2020, the Company issued to Savant a total of 54,545 shares of its common stock pursuant to a “net exercise” of the Warrant by Savant. The Warrant is not, and is not expected to vest or become exercisable for any additional shares of the Company’s common stock.

As a result of the FDA granting accelerated and conditional approval of a benznidazole therapy manufactured by a competitor for the treatment of Chagas disease and awarding such competitor a neglected tropical disease PRV in August 2017, the Company ceased development of benznidazole and re-evaluated the final two vesting milestones and concluded that the probability of achievement of these milestones had decreased to 0%.

In July 2017, the Company commenced litigation against Savant alleging that Savant breached the MDC Agreement and seeking a declaratory judgement. Savant has asserted counterclaims for breaches of contract under the MDC Agreement and the Security Agreement. The dispute primarily concerns the Company’s right under the MDC Agreement to offset certain costs incurred by the Company in excess of the agreed upon budget against payments due Savant. See Note 10, below, for more information regarding the Savant litigation. The aggregate cost overages as of June 30, 2017 that the Company asserts are Savant’s responsibility total approximately $3.4 million, net of a $0.5 million deductible. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017, Savant owed the Company approximately $1.4 million. As of June 30, 2019, the cost overages totaled $4.1 million such that Savant owed the Company approximately $2.1 million in cost overages. Such cost overages have been charged to Research and development expense as incurred. Recovery of such cost overages, if any, will be recorded as a reduction of Research and development expense in the period received.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019.

10. Litigation

Savant Litigation

On July 10, 2017, the Company filed a complaint against Savant in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 9 - “Savant Arrangements” for more information about the MDC Agreement. The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

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On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that the Company breached its obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, the Company moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the Bankruptcy Court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. On August 9, 2017, the parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court, which the Bankruptcy Court signed that same day (the “Stipulated Order”).

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO and the Stipulated Order. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO and Stipulated Order, ordering that any request to dissolve the TRO and Stipulated Order be made to the Delaware Court.

On February 13, 2018 Savant made a letter request to the Delaware Court to dissolve the TRO and Stipulated Order. Also on February 13, 2018, the Company filed its Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 the Company filed a letter opposition to Savant’s request to dissolve the TRO and Stipulated Order and requesting a status conference. A hearing on Savant’s request to dissolve the TRO and Stipulated Order was held before the Delaware Court on March 19, 2018. The Delaware Court denied Savant’s request to dissolve the TRO and Stipulated order, which remain in effect.

On April 11, 2018, the Company advised the Delaware Court that it would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Court so-ordered a proposed case management order submitted by the Company and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, the Company moved to compel Savant to produce documents in response to the Company’s document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

On June 4, 2019, Savant filed a complaint against the Company and Madison in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages that amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss the Company’s complaint on the grounds that the Company’s transfer of assets to Madison was champertous.  On June 10, 2019, the Company requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

On July 22, 2019, the Company moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  The Company filed its response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and the Company filed its cross-reply on September 20, 2019.  The motion is fully briefed, and was argued at a hearing on February 3, 2020.  The court has not yet ruled on the motion.

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On July 26, 2019, the Company moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Superior Court granted.  In subsequent orders, the discovery schedule was further extended until the end of June 2020.

On July 30, 2019, the Company filed a motion to dismiss Savant’s Chancery Action.  Savant filed an amended complaint on September 4, 2019, and the Company filed its opening brief in support of its motion to dismiss on October 11, 2019.  That motion is fully briefed and was argued at a hearing on February 3, 2020. The court has not yet ruled on the motion.

On August 19, 2019, Savant moved to dismiss the Company’s amended Superior Court complaint.  On September 27, 2019, the Company filed an opposition to Savant’s motion and, in the alternative, requested leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.  Savant filed a partial motion to dismiss against a co-defendant on October 30, 2019.  That motion is fully briefed and was argued at a hearing on February 3, 2020. At the February 3, 2020 hearing, the Court reserved judgment on the parties’ reciprocal motions.

On November 18, 2019, the Court granted Savant’s Motion to Schedule a Preliminary Injunction hearing concerning the August 2017 TRO and Stipulated Order that are still in effect. On May 8, 2020, the Court granted the application for a preliminary injunction to the Company. The Stipulated Order is no longer in effect.

On May 22, 2020, upon the request of the parties, the Superior Court stayed both Delaware actions until July 29, 2020.

On July 24, 2020, the parties submitted a joint status report in the Delaware actions. The parties also requested a status conference with the Court to discuss moving the trial from October 2020 to some later time.

Private Placement Litigation

On June 15, 2020, a complaint was filed against Humanigen and Dr. Durrant in the Commercial Division of the Supreme Court of the State of New York. The plaintiffs comprise a group of 17 prospective investors introduced to Humanigen by Noble Capital Markets, Inc. (“Noble”), which had been engaged as a non-exclusive placement agent in connection with the Private Placement. The plaintiffs had indicated interest in purchasing shares of common stock in the Private Placement but, due to the strength of demand for shares from other prospective investors introduced to the company by J.P. Morgan Securities LLC, the lead placement agent for the Private Placement, the plaintiffs were not allocated any investment amount. The plaintiffs allege that the company and Dr. Durrant breached a contractual obligation to deliver shares of common stock to the plaintiffs. The plaintiffs seek to recover for losses due to alleged fraudulent misstatements and the company’s failure to deliver shares to them, and seek equitable relief in the form of specific performance.

On June 19, 2020, Noble filed a separate complaint against Humanigen in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, also arising from the Private Placement. Noble’s complaint alleges that Humanigen breached the terms of its engagement letters with Noble by refusing to pay it the sales commissions it would have earned had its prospective investors received the entire allocation of shares sought in the Private Placement, as opposed to the $4 million of shares actually allocated to Noble and its clients. Noble is seeking payment in full of the commission, damages for Humanigen’s alleged tortious interference with Noble’s business relationship with the investors it introduced to Humanigen but which were not allocated shares in the Private Placement, and attorneys’ fees.

The Company believes that the claims made in each complaint are without merit, and it is prepared to defend itself vigorously.

11. Subsequent Events

Appointment of Mr. Tousley as Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer

On July 6, 2020, the Company entered into an employment agreement with David L. Tousley in connection with his appointment as the Company’s Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer (the “Tousley Agreement”). The Tousley Agreement provides for an initial annual base salary for Mr. Tousley of $375,000 as well as eligibility for an annual bonus targeted at 40% of his base salary. In connection with his appointment, Mr. Tousley will be entitled to receive stock options to purchase 313,500 shares of the Company’s common stock within three business days following the Effective Date of the 2020 Equity Plan. Mr. Tousley is entitled to participate in the Company’s benefit plans available to other executives.

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Under the Tousley Agreement, Mr. Tousley is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Tousley’s employment for any reason other than “Cause”, or if Mr. Tousley resigns for “Good Reason” (each as such term is defined in the Agreement), Mr. Tousley will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Mr. Tousley under the Tousley Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Tousley was employed by the Company during the year of termination, or if no bonus had been received, at minimum 50% of his target bonus.

The Tousley Agreement additionally provides that if Mr. Tousley resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the two year period following a change in control (as such term is defined in the Tousley Agreement), the Company must pay or cause its successor to pay Mr. Tousley a lump sum cash payment equal to one times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Mr. Tousley for the year immediately preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Mr. Tousley will immediately vest and become exercisable.

Appointment of Dr. Chappell as Chief Scientific Officer

On July 6, 2020, the Company entered into an employment agreement with Dale Chappell in connection with his appointment as the Company’s Chief Scientific Officer (the “Chappell Agreement”). The Chappell Agreement provides for an initial annual base salary for Dr. Chappell of $410,000 as well as eligibility for an annual bonus targeted at 40% of his base salary. In connection with his appointment, Dr. Chappell will be entitled to receive stock options to purchase 668,800 shares of the Company’s common stock within three business days following the Effective Date of the 2020 Equity Plan. Dr. Chappell is entitled to participate in the Company’s benefit plans available to other executives.

Under the Chappell Agreement, Dr. Chappell is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Dr. Chappell employment for any reason other than “Cause”, or if Dr. Chappell resigns for “Good Reason” (each as such term is defined in the Chappell Agreement), Dr. Chappell will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Dr. Chappell under the Chappell Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Dr. Chappell was employed by the Company during the year of termination, or if no bonus had been received, at minimum 50% of his target bonus.

The Chappell Agreement additionally provides that if Dr. Chappell resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the two year period following a change in control (as such term is defined in the Chappell Agreement), the Company must pay or cause its successor to pay Dr. Chappell a lump sum cash payment equal to one times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Dr. Chappell for the year immediately preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Dr. Chappell will immediately vest and become exercisable.

Appointment of Mr. Morris as Chief Financial Officer and Chief Operating Officer

On August 3, 2020, the Company announced the appointment of Timothy Morris as the Company’s Chief Operating Officer and Chief Financial Officer. In connection with his appointment as COO and CFO, Mr. Morris stepped down as a member of the Board, a position he had held since June 2016, and the size of the Board was reduced to five members.

The Company entered into an employment agreement with Mr. Morris in connection with his appointment (the “Morris Agreement”). The Morris Agreement provides for an initial annual base salary for Mr. Morris of $475,000 as well as eligibility for an annual bonus targeted at 50% of his base salary. In connection with his appointment, Mr. Morris will be entitled to receive stock options to purchase 756,580 shares of the Company’s common stock within three business days following the effective date of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan. Mr. Morris is entitled to participate in the Company’s benefit plans available to other executives.

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Under the Morris Agreement, Mr. Morris is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Morris’s employment for any reason other than “Cause”, or if Mr. Morris resigns for “Good Reason” (each as such term is defined in the Morris Agreement), Mr. Morris will receive his annual salary and the amount of the actual bonus earned by Mr. Morris under the Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Morris was employed by the Company during the year of termination, or if no bonus had been received, 50% of his target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 12 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

The Morris Agreement additionally provides that if Mr. Morris resigns for Good Reason or the Company terminates his employment other than for Cause within the three month period prior to or the two year period following a change in control (as such term is defined in the Morris Agreement), the Company must pay or cause its successor to pay Mr. Morris a lump sum cash payment equal to one and one-half times (a) his annual salary plus (b) the aggregate bonus received by Mr. Morris for the year immediately preceding the change in control or, if no bonus had been received, 50% of the target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 18 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

Clinical Trial Agreement with the National Institute of Allergy and Infectious Diseases

On July 24, 2020, the Company entered into a clinical trial agreement (the “Clinical Trial Agreement”) with the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health, which is part of the United States Government Department of Health and Human Services, as represented by the Division of Microbiology and Infectious Diseases. Pursuant to the Clinical Trial Agreement, lenzilumab will be an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19.

BET will evaluate the combination of lenzilumab and Gilead’s investigational antiviral, remdesivir, on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

Pursuant to the Clinical Trial Agreement, NIAID will serve as sponsor and will be responsible for supervising and overseeing BET. The Company will be responsible for providing lenzilumab to NIAID without charge and in quantities to ensure a sufficient supply of lenzilumab. The Clinical Trial Agreement imposes additional obligations on the Company that are reasonable and customary for clinical trial agreements of this nature, including in respect of compliance with data privacy laws and potential indemnification obligations.

Stockholder Action by Written Consent

On July 27, 2020, the Board unanimously approved and recommended, and on July 29, 2020, certain stockholders of the Company (the “Consenting Stockholders”) owning as of July 29, 2020 (the “Record Date”) approximately 63% of the Company's outstanding common stock, par value $0.001 per share (“common stock”), approved the following actions (each, an “Action” and collectively, the “Actions”) by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws:

1.	The approval of an amendment to Article IV of the Charter to increase the number of authorized shares of common stock from 225,000,000 to 750,000,000;

2.	The approval of an amendment to Article IV of the Charter that will give the Board the discretion, until July 29, 2021, to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of our common stock may be combined, converted and changed into one share of common stock, with the final ratio (if any) as may be determined by and subject to final approval of the Board; and

3.	The approval of the 2020 Equity Plan.

The Company will prepare and cause to be sent or delivered to its stockholders of record as of the Record Date pursuant to Regulation 14C under the Securities Exchange Act of 1934 an information statement relating to the Actions (the “Information Statement”). In accordance with the rules and regulations of the Securities and Exchange Commission, the Actions will not become effective until at least 20 calendar days after we send the Information Statement to such stockholders. Furthermore, the Board retains sole discretion to implement or abandon a reverse stock split, based on its determination of whether effecting a reverse stock split is advisable and in the best interests of the Company and its stockholders. Therefore, a reverse stock split may not occur without further stockholder action, notwithstanding the approval provided by the Consenting Stockholders.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this Quarterly Report on Form 10-Q and our 2019 Form 10-K for the fiscal year ended December 31, 2019. This Quarterly Report on Form 10-Q contains statements that discuss future events or expectations, projections of results of operations or financial condition, trends in our business, business prospects and strategies and other “forward-looking” information. In some cases, you can identify “forward-looking statements” by words like “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or “continue” or the negative of those words and other comparable words. These statements may relate to, among other things, our expectations regarding the scope, progress, expansion, and costs of researching, developing and commercializing our product candidates; our opportunity to benefit from various regulatory incentives; expectations for our financial results, revenue, operating expenses and other financial measures in future periods; and the adequacy of our sources of liquidity to satisfy our working capital needs, capital expenditures, and other liquidity requirements. Actual events or results may differ materially due to known and unknown risks, uncertainties and other factors such as:

•	the evolution of scientific discovery around the coronavirus, COVID-19 and the lung dysfunction resulting in some patients may indicate that cytokine storm is caused by or results from something other than elevated GM-CSF levels;
•	our ability to successfully complete our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia;
•	the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;
•	our ability to research, develop and commercialize our product candidates, including our ability to do so before our competitors develop and receive FDA approval for treatments or vaccines for COVID-19;
•	our ability to execute our strategy and business plan focused on developing our proprietary monoclonal antibody portfolio and our GM-CSF knockout gene-editing CAR-T platform;
•	our ability to attract and retain other collaborators with development, regulatory and commercialization expertise to pursue the other initiatives in our development pipeline;
•	our ability to successfully pursue the Kite collaboration;
•	our ability to attain the additional financing we will need to pursue our development initiatives and commercialize our product candidates on favorable terms or at all;
•	our ability to successfully list our common stock and maintain the listing of our common stock on the Nasdaq Capital Market;
•	the timing of the initiation, enrollment and completion of planned clinical trials;
•	our ability to timely source adequate supply of our development products from third-party manufacturers on which we depend;
•	the potential, if any, for future development of any of our present or future products;
•	increasing levels of market acceptance of CAR-T therapies and the development of a market for lenzilumab in these therapies;
•	our ability to successfully progress, partner or complete further development of our programs;
•	the potential timing and outcomes of development, preclinical and clinical studies of lenzilumab, ifabotuzumab, HGEN005, any of our CAR-T projects and the uncertainties inherent in development, preclinical and clinical testing;
•	our ability to identify and develop additional uses for our products;
•	our ability to attain market exclusivity and/or to protect our intellectual property and to operate our business without infringing on the intellectual property rights of others;
•	the outcome of pending, threatened or future litigation;
•	acquisitions or in-licensing transactions that we may pursue may fail to perform as expected;
•	our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions;
•	limitations and/or warnings in the label of an approved product candidate;
•	changes in the regulatory landscape that may prevent us from pursuing or realizing any of the expected benefits from the various regulatory incentives, or the imposition of regulations that affect our products;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders; and
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

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These are only some of the factors that may affect the forward-looking statements contained in this Form 10-Q. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see “Risk Factors” in Item 1A of Part I of our 2019 Form 10-K. You should review these risk factors for a more complete understanding of the risks associated with an investment in our securities. However, we operate in a competitive and rapidly changing environment and new risks and uncertainties emerge, are identified or become apparent from time to time. It is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Form 10-Q. You should be aware that the forward-looking statements contained in this Form 10-Q are based on our current views and assumptions. We undertake no obligation to revise or update any forward-looking statements made in this Form 10-Q to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

Overview

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. During February 2018, we completed the financial restructuring transactions announced in December 2017 and continued our transformation into a clinical-stage biopharmaceutical company by further developing our clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies.

We are a clinical stage biopharmaceutical company, developing our clinical stage COVID-19 immunology and immuno-oncology portfolio of monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab, our proprietary Humaneered® (“Humaneered” or “Humaneered®”) anti-human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) immunotherapy.

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research (mouse) antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab and our other two product candidates, ifabotuzumab and HGEN005, are Humaneered antibodies. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. Specifically, our Humaneered technology generates an antibody from an existing antibody with the required specificity as a starting point and, we believe, provides the following additional advantages:

•	high potency;
•	slow off-rate;
•	high solubility;
•	retention of identical target epitope specificity and generation of higher affinity antibodies;
•	high antibody expression yields;
•	attractive cost-of-goods;
•	physiochemical properties that facilitate process development and formulation;
•	lack of aggregation at high concentration;
•	very-near-to-human germ line sequence (which means they are less likely to induce an inappropriate immune response when used chronically, which has proven to be the case in clinical studies); and
•	an optimized antibody processing time of three to six months.

Lenzilumab is a monoclonal antibody that has been proven in animal models to neutralize GM-CSF, a cytokine that we believe is of critical importance in the inflammatory cascade, sometimes referred to as cytokine release syndrome (“CRS”) or cytokine storm, associated with COVID-19, chimeric antigen receptor T-cell (“CAR-T”) therapy and acute Graft versus Host Disease (“GvHD”) related side-effects. Lenzilumab binds to and neutralizes soluble, circulating GM-CSF.

Published scientific evidence links GM-CSF expression to serious and potentially life-threatening outcomes in respiratory conditions such as COVID-19 pneumonia. Evidence also indicates a potential causal role of GM-CSF expression in serious and potentially life-threatening side-effects associated with CAR-T therapy, and reduced efficacy in CAR-T therapies approved by the U.S. Food and Drug Administration (“FDA”). As a result, while we believe our leadership position in GM-CSF pathway science and cytokine storm presents us with a diverse set of development opportunities, we currently are focused on developing lenzilumab for three primary indications:

•	As a therapy targeting severe outcomes in hospitalized patients with confirmed COVID-19 pneumonia;

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•	As a sequenced therapy ahead of CAR-T administration in CD19 targeted CAR-T therapies; and
•	As an early treatment or potential prophylaxis for acute GvHD in high and intermediate risk patients.

Our Development Program for Lenzilumab

COVID-19

We are currently enrolling patients in a Phase III multi-center, randomized, placebo-controlled, double-blinded, clinical trial in the setting of COVID-19. There are currently seventeen clinical sites across the U.S. actively recruiting patients. The Phase III trial will assess the safety and efficacy of lenzilumab in reducing severe outcomes in hospitalized adult patients with confirmed severe or critical COVID-19 pneumonia. On May 6, 2020, we announced that the first patient had been randomized in the Phase III lenzilumab COVID-19 study.

As of August 10, 2020, our Phase III study, which anticipates enrollment of a total of 300 patients, was more than 50% enrolled. We are anticipating that additional study sites will begin enrolling patients in the near term and are targeting completion of patient enrollment in the Phase III study in the third quarter of 2020.

To that end, on August 10, 2020, we announced that the Brazilian regulatory agency, Anvisa, has granted permission to commence a Phase III study of lenzilumab in patients with COVID-19 in Brazil. This study, now set to begin recruiting patients in Brazil, is expected to follow the same protocol approved by the U.S. Food and Drug Administration (FDA) in April – a multicenter, randomized, placebo-controlled, double-blinded clinical trial focused on hospitalized severe and critical adult COVID-19 patients at high risk of disease progression. We anticipate rapid enrollment in the trial in Brazil given that Brazil currently has the second highest reported rates of COVID-19 infection in the world, second only to the United States.

Based on the anticipated pace of patient enrollment, we currently estimate a primary completion date for the Phase III study to occur late in the third quarter or early in the fourth quarter of 2020. If results of the study are favorable, we would intend to file a biologics license application (BLA) for lenzilumab with FDA and, if the data submitted in connection with the BLA merit it, we might be in position to receive an emergency use authorization (EUA) from FDA and initially launch commercial activities relating to lenzilumab as early as the fourth quarter of 2020. We expect that an expanded product launch and commercialization would occur in the six months following receipt of an EUA, after which we would commence life cycle management activities for lenzilumab, which may include additional dose formulations and further international studies.

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct-acting antivirals, immunomodulators, and other preventative strategies such as vaccines. Recently, remdesivir (a direct-acting antiviral) has been given emergency use authorization by the FDA for COVID-19 based on results from the NIAID ACTT-1 trial. In this trial, remdesivir demonstrated improvement in the primary endpoint of time to recovery reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was not a statistically significant difference in mortality between the remdesivir treated cohort and the placebo cohort. Other direct acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide) have not demonstrated efficacy in randomized controlled trials to date. In addition, no immunomodulator therapy has proven efficacy in a randomized controlled clinical trial in the setting of COVID-19 and the two leading IL-6 inhibitors, Actemra (tocilizumab) and Kevzara (sarilumab) both recently failed to demonstrate efficacy in randomized, placebo-controlled studies in COVID-19 patients.

We believe that, as an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, CCR5 or MIP-1 alpha or are broadly immunosuppressive and target cytokine signaling pathways non-selectively through JAK inhibition. In addition, lenzilumab is the only immunomodulator that was in an active clinical trial in another indication to prevent cytokine storm prior to embarking upon the Phase III COVID-19 trial and is currently the only agent in an active Phase III trial targeting GM-CSF.

Lenzilumab was granted emergency single use Investigational New Drug Application (“IND”) authorization from the FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, we announced that Mayo Clinic published data derived from the compassionate use of lenzilumab in treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program. We did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined which patients for which they would request emergency IND authorization from the FDA.

The patients receiving lenzilumab had severe or critical pneumonia as a result of COVID-19. They were also viewed as being at high risk of further disease progression. All patients required oxygen supplementation and had elevation in at least one inflammatory biomarker prior to receiving lenzilumab. All patients had at least one co-morbidity associated with poor outcomes in COVID-19 and several patients had multiple co-morbidities: 58% had diabetes mellitus, 58% had hypertension, 58% had underlying lung diseases, 50% were obese (defined as a BMI greater than 30), 17% had chronic kidney disease and 17% had coronary artery disease. The median age was 65 years.

Patients receiving lenzilumab showed rapid clinical improvement with a median time to recovery of five days, median time to discharge of five days and 100% survival to the data cut-off date. Patients also demonstrated rapid improvement in oxygenation, temperature, and inflammatory cytokines consistent with the improved clinical outcomes. At the cut-off date, 11 of the 12 patients had been discharged.

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On July 27, 2020, we announced that the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), which is part of the United States Government Department of Health and Human Services (“HHS”) as represented by the Division of Microbiology and Infectious Diseases (“DMID”), and Humanigen have executed a clinical trial agreement for lenzilumab as an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19.

BET will help advance NIAID’s strategic plan for COVID-19 research, which includes conducting studies to advance high-priority therapeutic candidates. Identification of agents with novel mechanisms of action for therapy is a strategic priority.

This trial builds on initial data from NIAID’s Adaptive COVID-19 Treatment Trial (ACTT) that demonstrated Gilead’s investigational antiviral, remdesivir, may improve time to recovery in hospitalized patients with COVID-19. BET will evaluate the combination of lenzilumab and remdesivir on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

With data from the BET and our ongoing Phase III study, we expect to have data from approximately 500 hospitalized COVID-19 patients.

CAR-T Therapies

Our current clinical and regulatory development plan in the CAR-T setting is focused on a collaboration agreement we executed with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), in May 2019, which we refer to as the Kite Agreement. Pursuant to the Kite Agreement, the parties have agreed to conduct and are currently enrolling patients for a multi-center Phase 1b/2 study (“ZUMA-19”) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). Kite is the sponsor of ZUMA-19 and is responsible for its conduct. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study. Phase Ib results are anticipated in the fourth quarter of 2020, with a Phase II interim analysis currently expected in the first half of 2021 and six-month efficacy data anticipated in the second half of 2021.

Kite’s YESCARTA is one of two CAR-T therapies that have been approved by FDA and is the leading CAR-T by revenue. We believe our collaboration with Kite is the only current clinical collaboration that is enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. The Kite Agreement is non-exclusive. Depending upon FDA feedback, we believe ZUMA-19 may serve as the basis for registration for lenzilumab in the CAR-T setting.

GvHD

We are collaborating with IMPACT, a clinical trial partnership of 23 transplant centers in the United Kingdom, in planning a potential randomized, placebo controlled, Phase II/III study focused on early intervention with lenzilumab in patients at high risk or intermediate risk for steroid refractory acute GvHD based on specific biomarkers.  The goal of the trial, as it is currently contemplated, would be to determine the efficacy and safety of lenzilumab in reducing non-relapse mortality at six months. We currently anticipate completing planning for the study in the fourth quarter of 2020, with commencement of the study in the United Kingdom occurring in the first half of 2021, and planning for the comparable study in the United States occurring in the second half of 2021.

Lenzilumab in refractory chronic myelomonocytic leukemia (CMML)

Working with partners in Australia, we are planning a Phase 2 study of lenzilumab in combination with azacitidine in newly-diagnosed CMML patients who express NRAS/KRAS/CBL mutations which are known to be hypersensitive to GM-CSF and therefore may lend themselves to responsiveness to lenzilumab treatment. CMML is a rare form of hematologic cancer with no FDA-approved treatment options and a three-year overall survival rate of 20% and median overall survival of 20 months. We currently expect to complete the planning for this study in the fourth quarter of 2020, with a goal of commencing the study in the first half of 2021.

Ifabotuzumab in solid tumors, hematologic malignancies and serious pulmonary conditions

Our clinical-stage pipeline also comprises a further Phase I study which is almost fully enrolled with ifabotuzumab in glioblastoma multiforme (GBM). We currently expect to complete the Phase I study in the fourth quarter of 2020, with results expected to be available in the first half of 2021.

Our Pipeline

In addition to these programs with lenzilumab, we are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody, or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD while preserving graft-versus-leukemia (“GvL”) benefits in patients undergoing allogeneic hematopoietic stem cell therapy (“HSCT”). In this context, GvHD is akin to cytokine storm and we believe this to be a similar mechanism and driven by elevated GM-CSF levels.

We believe that we have built a strong intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to COVID-19, CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

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Our clinical-stage pipeline also comprises a further Phase I study which is almost fully enrolled with ifabotuzumab in glioblastoma multiforme (“GBM”) and potentially other solid cancers and an additional Phase II study in CMML. We also have a focus on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities:

•	Combining FDA-approved and development stage CAR-T therapies with lenzilumab;
•	Creating next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies; and
•	Exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT.

These product candidates are in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to commercialization. Furthermore, none of these product candidates have been approved for marketing and it may be years, if this occurs at all. Our current pipeline is depicted below:

1 Phase III may not be necessary for approval in ZUMA-19; precedent is CAR-Ts to date have been approved on Phase II data

2 UK

3 US, EU, Australia

4 Australia

We will need additional capital to continue as a going concern and to support our business efforts, including obtaining regulatory approvals for our product candidates, product manufacturing and Chemistry, Manufacturing and Controls (“CMC”) work, clinical trials and other studies, and, if approved, the commercialization of our product candidates. We anticipate that we will seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, and licensing of our product candidates. Additional funding may not be available to us on a timely basis or at acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, acquisition, consolidation or business combination.

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If management is unsuccessful in efforts to raise additional capital, based on our current levels of operating expenses, our current capital is not expected to be sufficient to fund our operations for the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern.

The condensed consolidated financial statements for the three and six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that we will be able to realize our assets and discharge liabilities in the normal course of business. Our ability to meet our liabilities and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our Condensed Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. Our management believes judgment is involved in determining revenue recognition, valuation of financing derivative, the fair value-based measurement of stock-based compensation, accruals and warrant valuations. Our management evaluates estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Condensed Consolidated Financial Statements. If our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material adverse effect on our statements of operations, liquidity and financial condition.

Until December 31, 2018, we qualified as an emerging growth company (“EGC”) under the JOBS Act. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other smaller reporting companies that are not emerging growth companies.

We ceased to be considered as an EGC as of December 31, 2018. Accordingly, we are required to adopt new accounting standards on the same timeline as other smaller reporting companies.

There were no significant and material changes in our critical accounting policies and use of estimates during the three months ended June 30, 2020, as compared to those disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates” in our 2019 Form 10-K, filed with the SEC on March 16, 2020.

Results of Operations

General

We have not generated net income from operations for any periods presented. At June 30, 2020, we had an accumulated deficit of $311.4 million primarily as a result of research and development and general and administrative expenses. While we may in the future generate revenue from a variety of sources, including license fees, milestone payments, and research and development payments in connection with strategic partnerships, our product candidates may never be successfully developed or commercialized and we may therefore never realize revenue from any product sales, particularly because most of our product candidates are at an early stage of development. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenue or profits.

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Research and Development Expenses

Conducting research and development is central to our business model. We expense both internal and external research and development costs as incurred. We track external research and development costs incurred by project for each of our clinical programs. Our external research and development costs consist primarily of:

•	expenses incurred under agreements with contract research organizations, investigative sites, and consultants that conduct our clinical trials and a substantial portion of our pre-clinical activities;
•	the cost of acquiring and manufacturing clinical trial and other materials; and
•	other costs associated with development activities, including additional studies.

Other research and development costs consist primarily of internal research and development costs such as salaries and related fringe benefit costs for our employees (such as workers compensation and health insurance premiums), stock-based compensation charges, travel costs, lab supplies, overhead expenses such as rent and utilities, and external costs not allocated to one of our clinical programs. Internal research and development costs generally benefit multiple projects and are not separately tracked per project.

The following table shows our total research and development expenses for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
External Costs
Lenzilumab	$20,869	$1,068	$21,352	$1,279
Ifabotuzumab	25	29	50	54
Internal costs	249	137	400	260
Total research and development	$21,143	$1,234	$21,802	$1,593

General and Administrative Expenses

General and administrative expenses consist principally of personnel-related costs, professional fees for legal, consulting, audit and tax services, rent and other general operating expenses not otherwise included in research and development.

Comparison of Three Months Ended June 30, 2020 and 2019

	Three Months Ended June 30,		Increase/ (Decrease)
(in thousands)	2020	2019	Amount	%
Operating expenses:
Research and development	$21,143	$1,234	$19,909	1,613
General and administrative	1,956	1,746	210	12
Loss from operations	(23,099)	(2,980)	20,119	675
Interest expense	(923)	(358)	565	158
Net loss	$(24,022)	$(3,338)	$20,684	620

Research and development expenses increased $19.9 million from $1.2 million for the three months ended June 30, 2019 to $21.1 million for the three months ended June 30, 2020. The increase is primarily due to increased clinical trial and clinical material manufacturing costs related to the clinical trial in COVID-19. We expect our development costs to increase significantly in the remaining six months of 2020 as a result of the recent hiring of our newly appointed Chief Scientific Officer, the securing of manufacturing capacity, progressing CMC work and the enrollment of patients in the clinical trials for COVID-19 and CAR-T therapy and our preparation for clinical trials in GvHD.

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General and administrative expenses increased $0.2 million from $1.7 million for the three months ended June 30, 2019 to $1.9 million for the three months ended June 30, 2020. The increase is primarily due to increased legal and consulting fees incurred in connection with financing preparations and other corporate actions being planned. We expect our general and administrative costs to increase in the remaining six months of 2020 as a result of newly hired employees, including a newly appointed Chief Operating Officer and a Chief Accounting and Administrative Officer, as we scale our operations in connection with the ongoing clinical trials of lenzilumab in COVID-19 and CAR-T therapy and our preparation for clinical trials in GvHD.

Interest expense increased $0.6 million from $0.4 million recognized for the three months ended June 30, 2019 to $0.9 million for the three months ended June 30, 2020. The increase is primarily due to the payoffs of the 2020 Convertible Notes in June 2020 and the conversions of the 2018 and 2019 Convertible Notes in April 2020 and the accretion of the remaining original issue discounts and beneficial conversion factors and prepayment premiums related thereto.

Comparison of Six Months Ended June 30, 2020 and 2019

	Six Months Ended June 30,		Increase/ (Decrease)
(in thousands)	2020	2019	Amount	%
Operating expenses:
Research and development	$21,802	$1,593	$20,209	1,269
General and administrative	3,354	3,625	(271)	(7)
Loss from operations	(25,156)	(5,218)	19,938	382
Interest expense	(1,333)	(660)	673	102
Other expense, net	-	(1)	(1)	-
Net loss	$(26,489)	$(5,879)	$20,610	351

Research and development expenses increased $20.2 million from $1.6 million for the six months ended June 30, 2019 to $21.8 million for the six months ended June 30, 2020. The increase is primarily due to increased clinical trial and clinical material manufacturing costs related to the clinical trial in COVID-19. We expect our development costs to increase significantly in the remaining six months of 2020 as a result of the recent hiring of our newly appointed Chief Scientific Officer, the securing of manufacturing capacity, progressing CMC work and the enrollment of patients in the clinical trials for COVID-19 and CAR-T therapy and our preparation for clinical trials in GvHD.

General and administrative expenses decreased $0.3 million from $3.6 million for the six months ended June 30, 2019 to $3.3 million for the six months ended June 30, 2020. The decrease is primarily due to decreased stock based compensation expense. We expect our general and administrative costs to increase in the remaining six months of 2020 as a result of newly hired employees, including a newly appointed Chief Operating Officer and a Chief Accounting and Administrative Officer, as we scale our operations in connection with the ongoing clinical trials of lenzilumab in COVID-19 and CAR-T therapy and our preparation for clinical trials in GvHD.

Interest expense increased $0.6 million from $0.7 million recognized for the six months ended June 30, 2019 to $1.3 million for the six months ended June 30, 2020. The increase is primarily due to the payoffs of the 2020 Convertible Notes in June 2020 and the conversions of the 2018 and 2019 Convertible Notes in April 2020 and the accretion of the remaining original issue discounts, beneficial conversion factors and prepayment premiums related thereto.

Other expense, net was essentially unchanged for the six months ended June 30, 2020 as compared to the same period in 2019.

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Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through proceeds from the public offerings of our common stock, private placements of our common and preferred stock, debt financings, interest income earned on cash, and cash equivalents, and marketable securities, and borrowings against lines of credit. At June 30, 2020, we had cash and cash equivalents of $41.8 million. As of August 13, 2020, we had cash and cash equivalents of approximately $30.8 million.

The following table sets forth the primary sources and uses of cash and cash equivalents for each of the periods presented below:

	Six Months Ended June 30,
(In thousands)	2020	2019
Net cash (used in) provided by:
Operating activities	$(22,615)	$(2,273)
Financing activities	64,200	2,550
Net increase (decrease) in cash and cash equivalents	$41,585	$277

Net cash used in operating activities was $22.6 million and $2.3 million for the six months ended June 30, 2020 and 2019, respectively. Cash used in operating activities of $22.6 million for the six months ended June 30, 2020 primarily related to our net loss of $26.5 million, adjusted for non-cash items, such as $0.6 million in stock-based compensation, an increase in accounts payable and accrued expenses of $3.6 million and net decreases in other working capital items of $0.3 million.

 Net cash used in operating activities of $2.3 million for the six months ended June 30, 2019 primarily related to our net loss of $5.9 million, adjusted for non-cash items, such as $1.4 million in stock-based compensation, an increase in accounts payable and accrued expenses of $2.0 million and net increases in other working capital items of $0.2 million.

Net cash provided by financing activities was $64.2 million for the six months ended June 30, 2020 and consists primarily of $67.0 million received from the issuance of common stock in the Private Placement in June 2020, $0.5 million received from the issuance of the 2020 Convertible Notes, $0.3 million received from the issuance of the 2020 Bridge Notes and $0.1 million received from the issuance of common stock under the Purchase Agreement with LPC, offset by $0.5 million for the payoff of the 2020 Convertible Notes, $2.4 million for the payoff of the 2019 and 2020 Bridge Notes and $0.8 million for the payoff of the Notes payable to Vendors.

Equity Line of Credit

On November 8, 2019, we entered into the ELOC Purchase Agreement and a registration rights agreement with LPC, pursuant to which we had the right to sell to LPC up to $20,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. On June 2, 2020, we notified LPC of our decision to terminate the ELOC Purchase Agreement. The termination of the ELOC Purchase Agreement became effective on June 3, 2020.

2020 Private Placement

On June 1, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) to complete a private placement of our common stock (the “Private Placement”). The closing of the Private Placement occurred on June 2, 2020 (the “Closing Date”). At the closing, we issued and sold 82,528,718 shares of our common stock (the “Shares”) at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million. We used a portion of the proceeds to retire the following indebtedness:

•	the outstanding principal amount and accrued and unpaid interest on the Company’s convertible promissory notes issued in March 2020, which approximated $0.6 million, were repaid in full, and the notes were extinguished;
•	the outstanding principal and accrued and unpaid interest, amounting to approximately $2.5 million, on short-term, secured bridge loans made to the Company in 2019 and 2020 were repaid in full and the related liens were released; and

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•	the remaining outstanding principal and accrued and unpaid interest, amounting to approximately $1.1 million, on certain notes payable to vendors in accordance with the Plan.

We expect to use the remaining proceeds from the Private Placement to fund our Phase III study of lenzilumab in COVID-19, to secure manufacturing capacity, to progress Chemistry, Manufacturing and Controls (“CMC”) work, to prepare for commercialization in the event of approval of lenzilumab for use in COVID-19 patients, our collaboration with Kite and other development programs, as well as for working capital and other general corporate purposes. See Note 10 to the Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for material information regarding two complaints recently filed against us in connection with the Private Placement.

On the Closing Date, we also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”) pursuant to which we agreed to prepare and file a registration statement (the “Resale Registration Statement”) for the resale of the Shares with the SEC.

Subject to certain limitations and an overall cap, we may be required to pay liquidated damages to the investors at a rate of 2% of the invested capital for each occurrence (and continuation for 30 consecutive days thereafter) of a breach by the Company of certain of its obligations under the Registration Rights Agreement.

The Purchase Agreement also requires that we use our commercially reasonable efforts to achieve a listing of our common stock on a national securities exchange, subject to certain limitations set forth in the Purchase Agreement. On July 6, 2020, we filed an application to list our common stock on the Nasdaq Capital Market. Our ability to obtain Nasdaq’s approval of the listing application will require that we satisfy a number of conditions, including our ability to meet certain listing criteria including a minimum stock price and total value of public float. Accordingly, we can make no assurances that the application for listing will be approved. Unless and until our listing application is approved, our common stock will continue to trade on the OTCQB Venture Market under the symbol “HGEN.”

We will need additional capital to support our business efforts, including obtaining regulatory approvals for our product candidates, clinical trials and other studies, and, if approved, the commercialization of our product candidates. The amount of capital we will require and the timing of our need for additional capital will depend on many factors, including:

•	the progress and timing of the Phase III COVID-19 study we are advancing and related costs we will be required to incur, including the addition of commercial manufacturing and other commercial preparation;
•	the progress and timing of the Study we are pursuing with Kite, and related costs we are required to incur;
•	the type, number, timing, progress, costs, and results of the other product candidate development programs that we are pursuing or may choose to pursue in the future;
•	the scope, progress, expansion, costs, and results of our other pre-clinical and clinical trials;
•	the timing of and costs involved in obtaining regulatory approvals;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders;
•	our ability to preserve our stock quotation on the OTCQB Venture Market or to list our common stock on the Nasdaq Capital Market, if our listing application is approved, or another national securities exchange;
•	our costs in connection with the manufacturing of drugs, whether alone or with manufacturing partners;
•	our ability to establish and maintain development partnering arrangements and any associated funding;
•	the emergence of competing products or technologies and other adverse market developments;
•	the costs of maintaining, expanding, and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•	the resources we devote to marketing, and, if approved, commercializing our product candidates;
•	the scope, progress, expansion and costs of manufacturing our product candidates; and
•	the costs associated with being a public company.

We may pursue efforts to raise additional capital from a number of sources, including, but not limited to, the sale of equity or debt securities and strategic collaborations. Additional funding may not be available to us on a timely basis or at acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. Any financing we may obtain may be dilutive to existing stockholders. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, acquisition, consolidation or business combination.

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If we are unsuccessful in our efforts to raise additional capital, based on our current and expected levels of operating expenses our current capital will not be sufficient to fund our operations for the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, such as structured finance, special purpose entities or variable interest entities.

Item 4.	Controls and Procedures.

From June 2019 to July 31, 2020, Dr. Cameron Durrant, our Chief Executive Officer, acted, on an interim basis, as the Company’s principal financial officer. Subsequent to June 30, 2020, we announced the appointment of (1) Timothy Morris as our Chief Operating Officer and Chief Financial Officer, and (2) David L. Tousley as our Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer.

Management’s Evaluation of our Disclosure Controls and Procedures

“Disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, means controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Disclosure controls and procedures include, without limitation, those designed to ensure that this information is accumulated and communicated to our management to allow timely decisions regarding required disclosure. Management, including our Chief Executive Officer, our Chief Financial Officer, and our Chief Accounting Officer have evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon the evaluation, our Chief Executive Officer and our Chief Financial Officer, with the assistance of our Chief Accounting Officer, concluded that the disclosure controls and procedures were not effective as of June 30, 2020 to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is (i) recorded, processed, summarized and reported as and when required and (ii) accumulated and communicated to our management, including our Chief Executive Officer, as appropriate to allow timely discussion regarding required disclosure.

Changes in Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer assessed the effectiveness of our internal control over financial reporting as of June 30, 2020. In making this assessment, our Chief Executive Officer, Chief Financial Officer and our Chief Accounting Officer used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, in Internal Control—Integrated Framework. Based on that assessment and using the COSO criteria, our Chief Executive Officer and Chief Financial Officer, with the assistance of our Chief Accounting Officer, concluded that, as of June 30, 2020, our internal control over financial reporting was not effective because of the material weaknesses described below.

A material weakness is defined as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

The ineffectiveness of our internal control over financial reporting at June 30, 2020, was due to an insufficient degree of segregation of duties among our accounting and financial reporting personnel.

During the third quarter and the remainder of 2020, we intend to work to remediate the material weaknesses identified above, which could include the addition of accounting and financial reporting personnel and/or the engagement of accounting and personnel consultants on a limited-time basis until we add a sufficient number of personnel.

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Subsequent to June 30, 2020, we announced the appointment of (1) Timothy Morris as our Chief Operating Officer and Chief Financial Officer, effective August 1, 2020, and (2) David L. Tousley as our Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer, effective July 6, 2020.

Inherent Limitations of Controls

Management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all error and all fraud. Controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings.

Please see Note 10 to the Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for a summary of legal proceedings and developments during the quarter ended June 30, 2020.

Item 1A.	Risk Factors.

The fluid and unpredictable nature of the COVID-19 pandemic, which began in late 2019 and has spread worldwide, may affect our ability to conduct our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia, delay the initiation of planned and future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. In addition, this pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on our business and operations.

In December 2019, an outbreak of the respiratory illness COVID-19 caused by a strain of novel coronavirus, SARS-Cov-2, was first reported in China. The COVID-19 outbreak has spread worldwide, causing many governments to implement measures to slow the spread of the outbreak through quarantines, strict travel restrictions, heightened border scrutiny, and other measures. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on our business and operations are uncertain.

We and our third-party contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for our research and development activities, including raw materials used in the manufacturing of our product candidates, medical and laboratory supplies used in our clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak. While these delays have not materially impacted our overall manufacturing supply chain operations to date, and we continue to explore back up or alternative sources of supply, any future disruption in the supply chain from the recent COVID-19 outbreak, or any potential future outbreak could have a material adverse impact on our clinical trial plans and business operations.

Additionally, we have enrolled, and will seek to enroll, patients in our clinical trials at sites located in many areas affected by COVID-19 and, as a result, our trials may be impacted. In addition, even if sites are actively recruiting, we may face difficulties recruiting or retaining patients in our ongoing and planned clinical trials if patients are affected by the virus or are fearful of visiting or traveling to our clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in our trials or patient discontinuations could have a material adverse impact on our clinical trial plans and timelines, including our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia.

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In addition, our ability to collect all data requested of patients enrolled in our clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection generally continues for each of our clinical trials, but at a slower pace, and in some instances, we encounter disruption of collection of complete study data. This could have a material adverse impact on our data analysis.

The response to the COVID-19 pandemic may redirect resources with respect to regulatory and intellectual property matters in a way that would adversely impact our ability to progress regulatory approvals and protect our intellectual property. In addition, we may face impediments to regulatory meetings and approvals due to measures intended to limit in-person interactions.

Any negative impact that the COVID-19 outbreak has on the ability of our suppliers to provide materials for our product candidates or on recruiting or retaining patients in our clinical trials or our ability to collect patient data could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results. Furthermore, any negative impact that the outbreak has on the ability of our CROs to deliver data sets and execute on experimentation could cause substantial delays for our discovery activities and materially impact our ability to fuel our pipeline with new product candidates.

Any negative impact that the COVID-19 pandemic has on recruiting or retaining patients in our clinical trials, obtaining complete clinical trial data or on the ability of our suppliers to provide materials for our product candidates could cause additional delays to clinical trial and developmental activities, which could materially and adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, affect our ability to raise additional capital, and have a material adverse effect on our financial results.

The COVID-19 pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds through public offerings and may also impact the volatility of our stock price and trading in our stock. Moreover, the pandemic has also significantly impacted economies worldwide, which could result in adverse effects on our business and operations. We cannot be certain what the overall impact of the COVID-19 pandemic will be on our business. It has the potential to adversely affect our business, financial condition, results of operations, and prospects.

We need substantial additional capital to develop, manufacture and commercialize our product candidates, and our access to funding is uncertain. If we cannot obtain additional financing, we may not be able to pursue our business objectives or to remain a going concern.

We do not expect to recognize any revenues while we continue to pursue the development of lenzilumab and our other product candidates. As of June 30, 2020, the Company had cash and cash equivalents of $41.8 million. We expect our development costs to increase significantly in the remaining six months of 2020 as a result of the recent hiring of our newly appointed Chief Scientific Officer, the securing of current and future manufacturing capacity, progressing CMC work in preparation for filing for marketing approval and the enrollment of patients in the clinical trials for COVID-19 and CAR-T therapy and our preparation for clinical trials in GvHD. As a result, we expect that we will need to raise additional capital to support these business efforts.

We anticipate that we will seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, and licensing of our product candidates. Additional funding may not be available to us on a timely basis or on acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs, limit the scale and scope of our CMC work, or be unable to reserve adequate manufacturing capacity at our CMOs, which could put us at a competitive disadvantage in attaining regulatory approvals in connection with our clinical development program in COVID-19. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, acquisition, consolidation or business combination.

If management is unsuccessful in efforts to raise additional capital, based on our current levels of operating expenses, our current capital is not expected to be sufficient to fund our operations for the next twelve months. These conditions raise substantial doubt about our ability to continue as a going concern.

The condensed consolidated financial statements for the three and six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that we will be able to realize our assets and discharge liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

In addition, the presence of the explanatory paragraph about our ability to continue as a going concern in our financial statements, could also make it more difficult to raise the capital necessary to address our current needs.

If our competitors develop and receive FDA approval for treatments or vaccines for COVID-19, our commercial opportunity may be reduced or eliminated.

There are numerous companies working on therapies to treat COVID-19 and/or vaccines to prevent or treat COVID-19. The speed at which all parties are acting to create and test many treatments and vaccines for COVID-19 is unusual, and evolving or changing plans or priorities within the FDA, including changes based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timeline for lenzilumab. Results from clinical testing may raise new questions and require us to redesign proposed clinical trials. Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours.

Furthermore, the incidence of COVID-19 in the communities where the Phase III trial participants reside will vary across different locations. If the overall incidence of clinical deterioration of patients with COVID-19 in the lenzilumab COVID-19 Phase III trial is low, it may be difficult for this study to demonstrate differences between participants in the study who receive placebo and those who receive lenzilumab. There can be no assurance that we will receive FDA approval or Emergency Use Authorization for lenzilumab as a therapy for patients suffering from COVID-19 pneumonia, or that we would be the first to successfully develop a therapy for this indication. If we are not the first therapy approved, or if other competing therapies are approved after lenzilumab, and/or a safe, efficacious, accessible preventative vaccine is approved, such approval could have a material adverse impact on our ability to commercialize lenzilumab as a therapy for COVID-19.

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We may experience delays in commencing or conducting our clinical trials, in receiving data from third parties or in the continuation or completion of clinical testing, which could result in increased costs to us, delay our ability to generate product candidate revenue or, ultimately, render us unable to complete the development and commercialization of our product candidates.

We have product candidates in clinical development and preclinical development. The risk of failure for each of our product candidates is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans.

Before we can initiate clinical trials in the United States for any new product candidates, we are required to submit the results of preclinical testing to FDA as part of an IND application, along with other information including information about product candidate chemistry, manufacturing, and controls and our proposed clinical trial protocol. For our programs already underway, we are required to report or provide information to appropriate regulatory authorities in order to continue with our testing programs. If we are unable to make timely regulatory submissions for any of our programs, it will delay our plans for our clinical trials. If those third parties do not make the required data available to us, we will likely have to identify and contract with another third party, and/or develop all necessary preclinical and clinical data on our own, which will lead to significant delays and increase development costs of the product candidate. In addition, FDA may require us to conduct additional preclinical testing for any product candidate before it allows us to initiate clinical testing under any IND application, which may lead to additional delays and increase the costs of our preclinical development. Moreover, despite the presence of an active IND application for a product candidate, clinical trials can be delayed for a variety of reasons, including delays in:

•	identifying, recruiting, and enrolling qualified subjects to participate in a clinical trial;
•	identifying, recruiting, and training suitable clinical investigators;
•	reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time, and may vary significantly among different CROs and trial sites;
•	obtaining and maintaining sufficient quantities of a product candidate for use in clinical trials, either as a result of transferring the manufacturing of a product candidate to another site or manufacturer, deferring ordering or production of product in order to conserve resources or mitigate risk, having product in inventory become no longer suitable for use in humans, or other reasons that reduce or delay availability of drug supply;
•	obtaining and maintaining Institutional Review Board (“IRB”) or ethics committee approval to conduct a clinical trial at an existing or prospective site;
•	retaining or replacing participants who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process, or personal issues;
•	developing any companion diagnostic necessary to ensure the study enrolls the target population;
•	being required by the FDA to add more patients or sites or to conduct additional trials; or
•	the FDA placing a clinical trial on hold.

Once a clinical trial has begun, recruitment and enrollment of subjects may be slower than we anticipate. Numerous companies and institutions are conducting clinical studies in similar patient populations which can result in competition for qualified patients. In addition, clinical trials will take longer than we anticipate if we are required, or believe it is necessary, to enroll additional subjects than originally planned. Clinical trials may also be delayed as a result of ambiguous or negative interim results. Further, a clinical trial may be suspended or terminated by us, an IRB, an ethics committee, or a data safety monitoring committee overseeing the clinical trial, any of our clinical trial sites with respect to that site, or FDA or other regulatory authorities, due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities;
•	inability to provide timely supply of drug product;
•	unforeseen safety issues, known safety issues that occur at a greater frequency or severity than we anticipate, or any determination that the clinical trial presents unacceptable health risks; or
•	lack of adequate funding to continue the clinical trial or unforeseen significant incremental costs related to the trial.

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Additionally, if any future development partners do not develop the licensed product candidates in the time and manner that we expect, or at all, the clinical development efforts related to these licensed product candidates could be delayed or terminated. In addition, our ability to enforce our partners’ obligations under any future collaboration efforts may be limited due to time and resource constraints, competing corporate priorities of our future partners, and other factors.

Any delays in the commencement of our clinical trials may delay or preclude our ability to further develop or pursue regulatory approval for our product candidates. Changes in U.S. and foreign regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may affect the costs, timing, and likelihood of a successful completion of a clinical trial.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or in obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. We may also determine to change the design or protocol of one or more of our clinical trials, including to add additional arms or patient populations, which could result in increased costs and expenses and/or delays. If we or any future development partners experience delays in the completion of, or if we or any future development partners must terminate, any clinical trial of any product candidate our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate we or any future development partners advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Drug development has substantial inherent risk. We or any future development partners will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are effective, with a favorable benefit-risk profile, for use in their target populations for their intended indications before we can seek regulatory approvals for their commercial sale. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of development, including after commencement of any of our clinical trials. Success in early clinical trials does not mean that later clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Furthermore, our future trials will need to demonstrate sufficient safety and efficacy for approval by regulatory authorities in larger patient populations. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application (“NDA”) or Biologic License Application (“BLA”) to FDA and even fewer are approved for commercialization.

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In addition, serious adverse or undesirable side effects may emerge or be identified during later stages of development that were not observed in earlier stages. If our product candidates, either alone or in combination with other therapeutics, are associated with serious adverse events or undesirable side effects or unacceptable drug-drug interactions in clinical trials or have characteristics that are unexpected in clinical trials or preclinical testing, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In pharmaceutical development, many compounds that initially show promise in early-stage or clinical testing are later found to cause side effects that prevent further development of the compound. In addition, if third parties manufacture or use our product candidates without our permission, and generate adverse events or unacceptable side effects, this could also have an adverse impact on our development efforts.

Unacceptable adverse events caused by any of our product candidates that we advance into clinical trials could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in the denial of regulatory approval by FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent us from completing development or commercializing the affected product candidate and generating revenue from its sale. We have not yet successfully completed testing of any of our product candidates for the treatment of the indications for which we intend to seek approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in individuals who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product candidates.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, could depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

Persons who were our stockholders prior to our issuance of common stock to the Investors pursuant to the Purchase Agreement, as further described above (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — 2020 Private Placement”), continue to hold a substantial number of shares of our common stock. If such persons sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In April 2018, we filed a registration statement registering additional shares of common stock that we may issue under the Humanigen, Inc. 2012 Equity Incentive Plan. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Moreover, holders of a substantial number of shares of our common stock have rights, subject to specified conditions, to require us to file a registration statement covering their shares. Registration of these shares under the Securities Act, would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

The concentration of our common stock owned by insiders may limit the ability of our other stockholders to influence corporate matters and may contribute to volatility in our stock price.

We have a relatively small public float due to the ownership percentage of our executive officers and directors, and greater than 5% stockholders. Our directors, executive officers, and the other holders of more than 5% of our common stock together with their affiliates beneficially owned approximately 72% of our common stock as of June 30, 2020. Some of these persons or entities may have interests that are different from our other stockholders, which could prevent or discourage unsolicited acquisition proposals or offers for our common stock that may be in the best interest of our other stockholders. This may also adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in companies with a significant concentration of ownership.

As a result of our small public float, our common stock may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership. In addition, the trading of a relatively small volume of shares of our common stock may result in significant volatility in our stock price. If and to the extent ownership of our common stock becomes more concentrated, whether due to increased ownership by our directors and executive officers or other principal stockholders, or other factors, our public float would further decrease, which in turn would likely result in increased stock price volatility.

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Additionally, because a large amount of our stock is closely held, we may experience low trading volume or large fluctuations in share price and volume due to large sales by our principal stockholders. If our existing stockholders, particularly our directors, executive officers and the holders of more than 5% of our common stock, or their affiliates or associates, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell substantial amounts of our common stock, the trading price of our common stock could decline significantly.

In conjunction with the Purchase Agreement entered into on June 1, 2020, our directors, executive officers, and certain holders of more than 5% of our common stock together with their affiliates, which collectively beneficially owned approximately 50% of our common stock as of June 30, 2020, entered into lock-up agreements pursuant to which they have agreed to, among other things, not sell their shares of common stock or any securities convertible into or exercisable or exchangeable for common stock until 180 days after the closing of the Private Placement on June 2, 2020. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of restrictions in the lock-up agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

There is a limited trading market for our securities and we do not currently have an active public market for our securities, which means you may not be able to resell shares of our common stock publicly, if at all, at times or prices you feel are fair and appropriate. An active trading market for our common stock may not develop or be sustained.

While our intention is to list our common stock on the Nasdaq Capital Market, our common stock is currently quoted on the OTCQB Venture Market, and trading in our common stock has been limited. The OTCQB Venture Market is generally understood to be a less active, and therefore less liquid, trading market than a national securities exchange. We cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling shares of our common stock;
•	market visibility for shares of our common stock may be limited;
•	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock; and
•	significant sales of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock.

Our historically small trading volume in our common stock may make it difficult for our stockholders to sell their shares as and when they choose. Small trading volumes generally depress market prices. As a result, our stockholders may not be able to resell shares of our common stock publicly, if at all, at times or prices that our stockholders feel are fair or appropriate.

An inactive market may also impair our ability to raise capital and to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

No assurance can be given that an active market will develop for the common stock or as to the liquidity of the trading market for the common stock. The common stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available.

We have applied to list our common stock on the Nasdaq Capital Market, but there is no assurance that our listing application will be approved by Nasdaq or that our common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

While we have applied to list our common stock on the Nasdaq Capital Market, we cannot ensure that we will be able to satisfy the listing standards or that our common stock will be accepted for listing on the Nasdaq Capital Market. Should we fail to satisfy the initial listing standards of the Nasdaq Capital Market, or our common stock are otherwise rejected for listing, our common stock will continue to trade on the OTCQB Venture Market, in which event the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

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Even if our common stock is accepted for listing on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, there can be no assurance that an active trading market for our common stock will develop or be sustained, and the Nasdaq Capital Market may subsequently delist our common stock if we fail to comply with ongoing listing standards.

In the event we are able to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, the exchange will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. In addition to specific listing and maintenance standards, the Nasdaq Capital Market will have broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted from the Nasdaq Capital Market and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market; however, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Further, even if our common stock is listed on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock will develop or be sustained after our initial listing.

Future acquisitions of and investments in new businesses could impact our business and financial condition.

From time to time, we may acquire or invest in businesses or partnerships that we believe could complement our business and drug candidates. The pursuit of such acquisitions or investments may divert the attention of management and cause us to incur various expenses, regardless of whether the acquisition or investment is ultimately completed. In addition, acquisitions and investments may not perform as expected and we may be unable to realize the expected benefits, synergies or developments that we may initially anticipate. Further, if we are able to successfully identify and acquire additional businesses, we may not be able to successfully integrate the acquired personnel or operations, or effectively manage the combined business following the acquisition, any of which could harm our business and financial condition.

In addition, to the extent we finance any acquisition or investment in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with shares of our common or preferred stock, it could be dilutive to our current stockholders. To the extent we finance any acquisition or investment with the proceeds from the incurrence of debt, this would increase our level of indebtedness and could negatively affect our liquidity, credit rating and restrict our operations. Moreover, we may face contingent liabilities in connection with any acquisitions or investments.

Currently pending, threatened or future litigation or governmental proceedings or inquiries could result in material adverse consequences, including judgments or settlements.

We are, or may from time to time become, involved in lawsuits, inquiries and other legal proceedings. See Note 10 to the Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for information regarding currently pending litigation that could have a material impact on the Company. Many of these matters raise complicated factual and legal issues and are subject to uncertainties and complexities, all of which make the matters costly to address. The timing of the final resolutions to any such lawsuits, inquiries, and other legal proceedings is uncertain.

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Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows. Any judgment against us, the entry into any settlement agreement, or the imposition of any fine could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

In the quarter ended June 30, 2020, we issued the following securities that were not registered under the Securities Act:

•	On April 13, 2020 we issued 6,880 shares of common stock to Ness Capital and Consulting, LLC in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019.
•	On May 13, 2020 we issued 8,720 shares of common stock to Ness Capital and Consulting, LLC in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019.
•	In April and May 2020, we issued warrants to purchase an aggregate of 60,000 shares of common stock to Batuta Capital Advisors LLC in exchange for capital markets consulting services delivered to us pursuant to a consulting services agreement entered into in April 2020.
•	In May 2020, we issued an aggregate of 34,866 shares of common stock at the direction of Carter, Terry & Company, Inc. in connection with its performance of capital markets advisory services for the Company.
•	In May 2020, we issued warrants to purchase an aggregate of 111,000 shares of common stock to Verta Life Sciences, LLC in exchange for services delivered to us in connection with our clinical trial programs and product development activity.
•	In May 2020, we issued warrants to purchase an aggregate of 39,000 shares of common stock to Sage Engineering Services Ltd. in exchange for services delivered to us in connection with our clinical trial programs and product development activity.
•	Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act, we issued an aggregate of 11,989,578 shares of our common stock upon the conversion of $4.3 million in aggregate principal and interest on convertible notes that were converted, which obligations were retired.
•	On May 20, 2020 we issued 26,847 shares of common stock to Ronald Barliant, a member of our Board of Directors as reimbursement for certain expenses he paid on behalf of the Company.
•	On June 30, 2020, Savant executed 100,000 warrant shares in a cashless exercise resulting in 54,545 shares being issued to Savant in July 2020.

Except as otherwise described above, the sales and issuances described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

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Item 6.	Exhibits.

Exhibit No.	Exhibit Description
2.1	Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Chapter 11 Plan of Reorganization of the Registrant.
3.1	Amended and Restated Certificate of Incorporation of the Registrant.
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as amended.
3.4	Second Amended and Restated Bylaws of the Registrant.
10.1	Securities Purchase Agreement, dated as of June 1, 2020, by and among Humanigen, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333-239161), filed on June 15, 2020).
10.2	Registration Rights Agreement, dated as of June 2, 2020, by and among Humanigen, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-239161), filed on June 15, 2020).
10.3	Clinical Trial Agreement, dated as of July 24, 2020, by and between Humanigen, Inc. and The National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), as represented by the Division of Microbiology and Infectious Diseases (DMID) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-35798), filed on July 30, 2020).
31.1**	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2**	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1**	Certification of Chief Executive Officer pursuant to 18 U.S.C. §1350.
32.2**	Certification of Chief Financial Officer pursuant to 18 U.S.C. § 1350.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**	The Certifications attached as Exhibits 32.1 and 32.2 that accompany this Quarterly Report on Form 10-Q are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of Humanigen, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Quarterly Report on Form 10-Q, irrespective of any general incorporation language contained in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HUMANIGEN, INC.

Date: August 14, 2020	By:	/s/ Cameron Durrant
Cameron Durrant
Chief Executive Officer
(Principal Executive Officer)

Date: August 14, 2020	By:	/s/ David L. Tousley
David L. Tousley
Chief Accounting Officer
(Principal Accounting Officer)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Humanigen, Inc.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Humanigen, Inc.

533 Airport Blvd., Suite 400

Burlingame, CA 94010

650-243-3100

NOTICE OF ACTION BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

FIRST MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 14, 2020

Dear Stockholder:

This Notice and accompanying Information Statement are being furnished to stockholders of Humanigen, Inc., a Delaware corporation (the “Company”), of record on July 29, 2020 (the “Record Date”) to advise such stockholders that on July 29, 2020, certain stockholders of the Company (the “Consenting Stockholders”) collectively holding approximately 63% of the Company’s outstanding common stock, par value $0.001 per share (“common stock”), approved the following actions (collectively, the “Actions”) by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws (the “Bylaws”):

1.	The approval of an amendment to Article IV of our Charter to increase the number of authorized shares of our common stock from 225,000,000 to 750,000,000, as set forth in the form attached to the accompanying Information Statement as Appendix A (“Action No. 1”);

2.	The approval of an amendment to Article IV of our Charter that will give the Board the discretion, until July 29, 2021, to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of our common stock may be combined, converted and changed into one share of our common stock, with the final ratio (if any) as may be determined by and subject to final approval of the Board of Directors of the Company (the “Board”), as set forth in the form attached to the accompanying Information Statement as Appendix B (“Action No. 2”); and

3.	The approval of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan, as set forth in the form attached to the accompanying Information Statement as Appendix C (“Action No. 3”).

The accompanying Information Statement is first being mailed on or about August 14, 2020 to our stockholders of record as of the close of business on July 29, 2020. If you were a stockholder of record on such date, you will receive one or more copies of the accompanying Information Statement. Under the federal securities laws, although the Consenting Stockholders have already approved the Actions, none of the Actions will be effective until at least 20 calendar days after the accompanying Information Statement is sent or given to the stockholders of record of the Company as of the Record Date. Furthermore, the Board retains sole discretion to implement or abandon each of (i) Action No. 1 to amend Article IV of the Charter to increase the number of authorized shares of our common stock and (ii) Action No. 2 to amend Article IV of the Charter to effect a reverse stock split, in each case based on its determination of whether effecting such action is advisable and in the best interests of the Company and its stockholders. The Board might, for instance, choose to abandon the Charter Amendment if it determines that, following implementation of a reverse stock split as further described in Action No. 2, the Company will have a number of authorized but unissued shares of common stock available for issuance that is sufficient to conduct the Company’s business as currently contemplated. Therefore, these actions may not occur notwithstanding the approval provided by the Consenting Stockholders.

You are urged to read the accompanying Information Statement in its entirety for a description of the Actions taken by the Consenting Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

/s/ Cameron Durrant
Dr. Cameron Durrant
Chairman of the Board and Chief Executive Officer

August 14, 2020

Humanigen, Inc.

533 Airport Blvd., Suite 400

Burlingame, CA 94010

650-243-3100

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Humanigen, Inc., a Delaware corporation (the “Company”, “Humanigen”, “we”, “our” or “us”), as of July 29, 2020 (the “Record Date”).

We hereby advise such stockholders of record on the Record Date that on July 29, 2020, certain stockholders of the Company (collectively, the “Consenting Stockholders”), which, as of the Record Date, collectively held approximately 63% of our outstanding common stock, par value $0.001 per share (“common stock”), approved the following actions (collectively, the “Actions”) by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws (the “Bylaws”):

4.	The approval of an amendment to Article IV of our Charter to increase the number of authorized shares of our common stock from 225,000,000 to 750,000,000, as set forth in the form attached to this Information Statement as Appendix A (“Action No. 1”);

5.	The approval of an amendment to Article IV of our Charter that will give the Board the discretion, until July 29, 2021, to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of our common stock may be combined, converted and changed into one share of our common stock, with the final ratio (if any) as may be determined by and subject to final approval of the Board of Directors of the Company (the “Board”), as set forth in the form attached to this Information Statement as Appendix B (“Action No. 2”); and

6.	The approval of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Equity Plan”), as set forth in the form attached to this Information Statement as Appendix C (“Action No. 3”).

On July 27, 2020, the Board unanimously approved each of the Actions, and recommended each of the Actions for approval by our stockholders. The Consenting Stockholders, comprising beneficial owners, as of the Record Date, holding an aggregate of 132,493,142 shares of our common stock, or approximately 63% of our outstanding common stock as of the Record Date, approved the Actions by written consent in lieu of a special meeting on July 29, 2020, in accordance with the DGCL. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

The Record Date for determining stockholders entitled to receive this Information Statement is July 29, 2020, the date that the Consenting Stockholders approved the Actions by written consent. As of the close of business on the Record Date, we had 210,499,810 shares of common stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Consenting Stockholders.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to the Actions. This Information Statement serves as the notice required by Section 228 of the DGCL.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Actions will not become effective until at least 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date.

Furthermore, the Board retains sole discretion to implement or abandon each of (i) Action No. 1 to amend Article IV of the Charter to increase the number of authorized shares of our common stock and (ii) Action No. 2 to amend Article IV of the Charter to effect a reverse stock split, in each case based on its determination of whether effecting such action is advisable and in the best interests of the Company and its stockholders. The Board might, for instance, choose to abandon the Charter Amendment if it determines that, following implementation of a reverse stock split as further described in Action No. 2, the Company will have a number of authorized but unissued shares of common stock available for issuance that is sufficient to conduct the Company’s business as currently contemplated. Therefore, these actions may not occur notwithstanding the approval provided by the Consenting Stockholders.

THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN ON OR ABOUT AUGUST 14, 2020 TO THE HOLDERS OF OUR COMMON STOCK AS OF JULY 29, 2020 AND IS BEING DELIVERED TO INFORM YOU OF THE CORPORATE ACTIONS DESCRIBED HEREIN BEFORE SUCH ACTIONS TAKE EFFECT IN ACCORDANCE WITH RULE 14C-2 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

ACTION NO. 1

APPROVAL OF A CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

On July 27, 2020, the Board unanimously approved, and recommended that our stockholders approve, an amendment to our Charter to increase the number of our authorized shares of common stock from 225,000,000 shares to 750,000,000 shares (the “Charter Amendment”). On July 29, 2020, the Charter Amendment was approved by the Consenting Stockholders holding approximately 63% of our outstanding shares of Common Stock on the Record Date. The form of Charter Amendment is set forth in Appendix A to this Information Statement.

Reasons for Stockholder Approval

The Company currently does not have sufficient authorized but unissued shares of common stock available for future issuance in respect of currently outstanding stock options and warrants. Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer, has agreed not to exercise his stock options until additional shares of common stock are authorized for issuance. However, additional authorized shares of common stock are necessary for the Company to adopt and utilize the 2020 Equity Plan, described in more detail under Action No. 3, to attract and retain qualified employees, directors and consultants. The Board believes that the availability of additional authorized shares of common stock will provide the Company with necessary flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be in the best interest of the Company and its stockholders including, without limitation, future issuances in connection with financing activities, investment opportunities, licensing agreements, acquisitions or other issuances. Without the proposed increase in the number of authorized shares of common stock, we would not be able to execute our corporate strategy and complete any of the above corporate actions if determined by the Board to be in the best interests of the Company and its stockholders.

Board Discretion to Implement or Abandon the Charter Amendment

Notwithstanding approval of the Charter Amendment by the Consenting Stockholders, the Board may determine, in its sole discretion and prior to the effectiveness of any filing with the Delaware Secretary of State, not to effect the Charter Amendment. The Board might, for instance, choose to abandon the Charter Amendment if it determines that, following implementation of a reverse stock split as further described in Action No. 2, the Company will have a number of authorized but unissued shares of common stock available for issuance that is sufficient to conduct the Company’s business as currently contemplated.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter and Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to the DGCL, the Charter Amendment must be approved by a majority of the outstanding shares of Common Stock, and therefore the Company elected to obtain stockholder approval of the Charter Amendment by written consent of the Consenting Stockholders. Because the requisite stockholder approval for the Charter Amendment has been received, all corporate approvals by or on behalf of the Company required for the Charter Amendment have been obtained and no further votes will be needed.

Purpose and Effects of the Charter Amendment

The Charter Amendment will increase the number of authorized shares of common stock from 225,000,000 shares to 750,000,000 shares of common stock. Upon effectiveness of the 2020 Equity Plan, which is described in Action No. 3 of this Information Statement and has also been approved by our stockholders by written consent in lieu of a special meeting, approximately 35,000,000 shares of our common stock will be reserved for issuance under the 2020 Equity Plan. Other than in connection with stock option grants to newly hired executive officers of the Company, which will be made pursuant to the 2020 Equity Plan following the effectiveness of the Charter Amendment and once the plan has become effective, the Board has not approved any plans, arrangements or understandings to issue any of the shares of common stock that will be newly available for issuance as a result of the Charter Amendment.

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The Reverse Stock Split Charter Amendment as described in Action No. 2 of this Information Statement has also been approved by our stockholders by written consent in lieu of a special meeting. If the Board elects to effect the reverse stock split, the number of authorized shares of our common stock would not change as a result of the reverse stock split. However, because the number of our issued and outstanding shares of common stock would decrease following any reverse stock split, the number of shares available for issuance by us in the future would effectively increase.

The increase in the number of authorized shares of our common stock as a result of the Charter Amendment will not change the number of shares of common stock outstanding; will not result in any changes to the terms of our common stock or the rights of the holders thereof; and will not have any immediate dilutive effect on the current holders of our common stock. However, the issuance of additional shares of common stock authorized by the Charter Amendment may occur at times or under circumstances so as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of our current stockholders. Holders of our common stock currently have no preemptive rights, nor will they have such rights following effectiveness of the Charter Amendment.

Anti-Takeover Effects

The Charter Amendment has only been prompted by business and financial considerations. Although the Board has not recommended the Charter Amendment and the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, such shares could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and, thereby, have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of common stock, or the replacement or removal of the Board or management.

Dissenter’s Rights

None of the DGCL, our Charter or our Bylaws provides holders of our common stock with dissenters’ or appraisal rights in connection with the Charter Amendment.

Effective Date of the Charter Amendment

The Charter Amendment will become effective upon filing of the Charter Amendment with the Delaware Secretary of State, which will be no earlier than 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date.

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ACTION NO. 2

APPROVAL OF CHARTER AMENDMENT TO give the board the discretion to EFFECT A REVERSE STOCK SPLIT

Background

On July 27, 2020, the Board unanimously approved, and recommended that our stockholders approve, a form of amendment to our Charter that would give the Board the discretion, until July 29, 2021, to effect a reverse stock split of our common stock, whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares may be combined, converted and changed into one share of our common stock, with the final ratio (if any) to be determined by and subject to final approval of the Board. We refer to each of the alternative amendments in this Information Statement as a “Reverse Stock Split Charter Amendment” and a resulting reverse stock split, if effected by our Board in one of the approved ratios, as the “reverse stock split.” On July 29, 2020, the Reverse Stock Split Charter Amendment was approved by the Consenting Stockholders holding approximately 63% of our outstanding shares of common stock on the Record Date.

The Board will have the sole discretion, until July 29, 2021, to elect whether to effect the reverse stock split and, if so, the number of shares— 2, 3, 4, 5, 6, 7, 8, 9 or 10 —of our common stock which will be combined into one share of our common stock. If the Board determines to effect one of the alternative Reverse Stock Split Charter Amendments, the Charter would be amended accordingly. The text of the form of Reverse Stock Split Charter Amendment, one of which would be filed with the Delaware Secretary of State to effect the reverse stock split, is set forth in Appendix B to this Information Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Delaware Secretary of State or as the Board deems necessary and advisable to effect the reverse stock split.

If the Board elects to effect the reverse stock split, the number of issued and outstanding shares of our common stock would be reduced in accordance with a reverse split ratio selected by the Board from among the approved ratios described above. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The Reverse Stock Split Charter Amendment would not change the number of authorized shares of our common stock.

Reasons for Stockholder Approval

We believe that implementing the Reverse Stock Split Charter Amendment may provide benefits to the Company and our existing stockholders in a number of ways, including:

•	Obtaining or Maintaining a Listing on the Nasdaq Capital Market. We have contracted to use our commercially reasonable efforts to achieve a listing of our common stock on a national securities exchange, subject to certain limitations. On July 6, 2020, we applied to have our common stock approved for listing on the Nasdaq Capital Market. Our ability to obtain approval of the listing of our common stock on the Nasdaq Capital Market, and to subsequently maintain any such listing, will require us to satisfy a number of conditions, including our ability to meet certain initial and continued listing requirements of the Nasdaq Capital Market, including that the trading price of our common stock meets or exceeds minimum bid or closing stock price thresholds established by the Nasdaq Capital Market. The Board believes that the reverse stock split may enhance our ability to ensure that our common stock satisfies the initial and continued listing requirements of the Nasdaq Capital Market. The reverse stock split, if effected, could increase the per share market price of our common stock, although there can be no guarantee that our share price would, following the reverse stock split, exceed or remain over the minimum price requirement of the Nasdaq Capital Market solely as a result of the reverse stock split.

•	Reducing Stock Price Volatility. We believe that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find shares of our common stock attractive at a lower market price due to the trading volatility often associated with stocks below certain prices.

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•	Meeting Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either may prohibit them from investing in low-priced stocks or may tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

Board Discretion to Implement or Abandon the Reverse Stock Split

The reverse stock split will be effected, if at all, only upon a subsequent determination by the Board that the reverse stock split is in the best interests of the Company and its stockholders at the time. Such determination will be based upon several factors, including those described in “—Reasons for Stockholder Approval” above. Notwithstanding approval of the Reverse Stock Split Charter Amendment by the Consenting Stockholders, the Board may determine, in its sole discretion and prior to the effectiveness of any filing with the Delaware Secretary of State, not to effect the reverse stock split. If the Board decides not to implement the reverse stock split before July 29, 2021, further stockholder approval would be required prior to implementing any reverse stock split.

Criteria to Be Used for Decision to Effect the Reverse Stock Split

The Board has been authorized to proceed with the reverse stock split in any of the above ratios — 1:2; 1:3; 1:4; 1:5, 1:6, 1:7, 1:8, 1:9 or 1:10 — that it selects in its sole discretion. The Board is not required to determine to proceed with the reverse stock split and may not do so. In determining whether to proceed with the reverse stock split, the Board expects to consider a number of factors, including market conditions, existing and expected bid and trading prices of our common stock, the initial and continued listing requirements of the Nasdaq Capital Market or any other national securities exchange, and the amount of our authorized but unissued shares of common stock. The Board does not intend for the reverse stock split to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter and Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to the DGCL, the Reverse Stock Split Charter Amendment must be approved by a majority of the outstanding shares of our common stock, and therefore the Company elected to obtain stockholder approval of the Reverse Stock Split Charter Amendment by written consent of the Consenting Stockholders. Because the requisite stockholder approval for the Reverse Stock Split Charter Amendment has been received, all corporate approvals by or on behalf of the Company required for the Reverse Stock Split Charter Amendment have been obtained and no further votes will be needed.

Effects of the Reverse Stock Split

If the reverse stock split is effected by the Board, each stockholder will own a reduced number of shares of our common stock. This would affect all of our stockholders uniformly and would not affect any stockholder's respective percentage ownership in the Company, except to the extent that the reverse stock split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse stock split.

Proportionate voting rights and other rights of the holders of our common stock would not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 5% of the voting power of our outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 5% of the voting power of our outstanding shares of common stock after the reverse stock split.

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The Reverse Stock Split Charter Amendment would not change the number of authorized shares of our common stock, and will be evaluated and implemented by the Board independently of the Charter Amendment as described in Action No. 1 of this Information Statement. However, because the number of our issued and outstanding shares of common stock would decrease following the reverse stock split, the number of shares available for issuance by us in the future would effectively increase. These additional shares would be available for issuance from time to time for a variety of general corporate purposes as the Board may determine to be in the best interest of the Company and its stockholders from time to time.

The increase in the number of shares available for issuance could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or management and, thereby, have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal.

The Company also has 15,930,225 shares of common stock subject to outstanding stock and option awards as of July 29, 2020, as well as 441,193 outstanding warrants convertible into shares of common stock. Under the terms of the various instruments governing our outstanding stock awards, option awards and warrants, the reverse stock split will effect a reduction in the number of shares of our common stock issuable upon the exercise of our option awards and warrants in proportion to the reverse split ratio of the reverse stock split. The reverse stock split will effect a proportionate increase in the exercise price of our outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

After the reverse stock split is effected, if at all, we will continue to be subject to the periodic reporting requirements of the Exchange Act. By itself, the reverse stock split will not have any impact on the market in which our common stock is traded; however, our common stock would be identified with a new CUSIP number following any reverse stock split.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

The effect of the reverse stock split upon the market price for our common stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of our common stock after the reverse stock split is implemented will be two, three, four, five, six, seven, eight, nine or ten times, as applicable, the price per share of our common stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of our common stock immediately after the reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve the other desired results which have been outlined above. In particular, we cannot assure you that the reverse stock split will increase our stock price and have the desired effect of maintaining compliance with the initial and continued listing requirements of the Nasdaq Capital Market or any other national securities exchange. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that the Reverse Stock Split Charter Amendment will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

In addition, although we believe the reverse stock split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long term investors or that the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the reverse stock split.

If the reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of our common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the reverse stock split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

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Effective Date

If the Board elects to proceed with the reverse stock split in one of the approved ratios, the reverse stock split would become effective on the date of the filing (the “Reverse Stock Split Effective Time”) of the applicable Reverse Stock Split Charter Amendment with the office of the Delaware Secretary of State, which will be no earlier than 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date. Except as explained below with respect to fractional shares, at the Reverse Stock Split Effective Time, all shares of common stock issued and outstanding immediately prior thereto will be automatically combined and converted into new shares of our common stock in accordance with the reverse stock split ratio determined by the Board among the approved ratios described above. If the Board decides not to implement the Reverse Stock Split Charter Amendment before July 29, 2021, further stockholder approval would be required prior to implementing any reverse stock split.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates, if Applicable

Overview

If the Board elects to proceed with the reverse stock split in one of the approved ratios, the Company expects to issue, at least ten (10) days in advance of the Reverse Stock Split Effective Time, a press release announcing the reverse stock split, the final ratio approved by the Board, and the Reverse Stock Split Effective Time. The press release may contain additional information regarding any procedures that stockholders will need to follow in connection with the reverse stock split. Further, prior to the reverse stock split, the Company must first notify the Financial Industry Regulatory Authority (“FINRA”) by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the Reverse Stock Split Effective Time.

Within four (4) business days following the Reverse Stock Split Effective Time, the Company will file a Current Report on Form 8-K announcing that the Reverse Stock Split Charter Amendment has been filed with the Delaware Secretary of State. In addition, as soon as practicable after the Reverse Stock Split Effective Time, stockholders of record will be notified by our transfer agent that the reverse stock split has been effected.

Shares Held in Book-Entry Form

Certain of our registered holders of common stock may hold some or all of their shares of common stock electronically in book-entry form with our transfer agent. Unless the Company makes a subsequent public disclosure to the contrary at the time of approving any reverse stock split, if you hold shares of common stock in book-entry form, you will not need to take any action to receive post-reverse stock split shares of our common stock. As soon as practicable after the Reverse Stock Split Effective Time, our transfer agent will send to your registered address a statement of ownership indicating the number of post-reverse stock split shares of common stock you hold. If applicable, a check representing a cash payment in lieu of fractional shares will also be enclosed with the statement (see “Fractional Shares” below).

Shares Held in Certificated Form

Certain of our registered holders of common stock may hold some or all of their shares of common stock in certificate form. We expect our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. Unless the Company makes a subsequent public disclosure to the contrary at the time of approving any reverse stock split, if you are a stockholder holding pre-reverse stock split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the Reverse Stock Split Effective Time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate or certificates representing the pre-reverse stock split shares of our common stock for certificates representing post-reverse stock split shares of our common stock and how to receive a check representing a cash payment in lieu of fractional shares (see “Fractional Shares” below).

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STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO

Fractional Shares

No fractional shares shall be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares of our common stock will be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable.

As of the Record Date, there were approximately 88 stockholders of record of our common stock. If the Board elects to implement the reverse stock split, we do not expect that cashing out fractional stockholders would significantly reduce the number of stockholders of record.

Accounting Matters

The proposed Reverse Stock Split Charter Amendment will not affect the par value of our common stock per share, which will remain $0.001 par value per share; however, the stated capital attributable to common stock on our balance sheet will be reduced proportionately with the reverse stock split, if implemented. Any reduction in stated capital will be added to additional paid in capital, the net effect of which is that stockholders’ equity will remain unchanged. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split Charter Amendment and Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences to our stockholders as a result of the reverse stock split, if implemented. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authorities and current administrative rulings and practices as in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split and there can be no assurance that the IRS will agree with the conclusions reached herein. This discussion is for general information only, is not intended as tax advice to any person, is not a comprehensive description of the tax consequences that may be relevant to each stockholder's own particular circumstances and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, foreign entities, broker/dealers, banks and insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them.

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In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether a stockholder receives solely a reduced number of shares of common stock in exchange for their old shares of common stock or whether such stockholder also receives cash in lieu of fractional shares. The purpose of the distribution of cash is to save the Company the trouble, expense, and inconvenience of issuing and transferring fractional shares and not to give any particular group of stockholders an increased interest in the assets or earnings and profits of the corporation. As such, the Company believes that the Reverse Stock Split should constitute a recapitalization pursuant to IRC § 368(a)(1)(E) and should not constitute a disproportionate distribution pursuant to IRS § 305(b). Accordingly, the reverse stock split should have the following federal income tax effects: A stockholder who receives solely a reduced number of shares of common stock should not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock should equal the stockholder's basis in its old shares of common stock and such stockholder's holding period in the reduced number of shares should include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share should generally be treated as if the stockholder had been distributed fractional shares, which were immediately thereafter redeemed by the Company. Pursuant to Section 302(a) of the Code, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. Such gain or loss should generally constitute capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and should generally constitute long-term capital gain or loss if the stockholder's holding period in the shares is more than one year at the time of the Reverse Stock Split. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock should equal the stockholder's basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash. The stockholder’s holding period in the reduced number of shares received should include the holding period of the old shares exchanged. Notwithstanding the foregoing, depending on a stockholder's percentage ownership of the Company before and after the Reverse Stock Split, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, which could be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits in the year of the distribution. Accordingly, stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them if Section 301 were to apply to the distribution of cash in lieu of fractional shares.

We should not recognize any gain or loss as a result of the reverse stock split.

Dissenter’s Rights

None of the DGCL, our Charter or our Bylaws provides holders of our common stock with dissenters’ or appraisal rights in connection with the Reverse Stock Split Charter Amendment or, if the Board elects to proceed with the reverse stock split in one of the approved ratios, the resulting reverse stock split.

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ACTION NO. 3

APPROVAL OF HUMANIGEN, INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN

Background

Since 2012, the Company has used its 2012 Equity Incentive Plan (as amended, the “2012 Equity Plan”) to grant equity compensation to the Company’s directors, employees and other eligible service providers. The 2012 Equity Plan was designed to promote the long-term success of the Company and the creation of stockholder value by encouraging employees and eligible service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of employees and other eligible service providers with exceptional qualifications, and linking the respective interests of the Company’s employees and other eligible service providers to those of the Company’s stockholders. The Board believes the 2012 Equity Plan has been effective in providing such incentives.

On June 1, 2020, with a limited number of shares remaining available for grant, and with the 2012 Equity Plan set to expire in 2022, the Board determined that it was appropriate to replace the 2012 Equity Plan rather than merely request an additional share reserve be approved by our stockholders. Accordingly, on July 27, 2020, the Board unanimously approved, and recommended that our stockholders approve, the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Equity Plan”), to ensure that the Board and its compensation committee (the “Compensation Committee”) will be able to make the types of awards, and covering the number of shares, as necessary to meet the Company’s compensatory needs. On July 29, 2020, the 2020 Equity Plan was approved by the holders of approximately 63% of our outstanding shares of common stock on that date. Upon the “Effective Date” of the 2020 Equity Plan (as described below), an aggregate of 35,000,000 shares of our common stock will be reserved for issuance upon grants of awards made under the plan by the Board or the Compensation Committee. Pursuant to the terms of the 2020 Equity Plan, in the event that the reverse stock split as described in Action No. 2 of this Information Statement is effected by the Board following the date hereof, the Compensation Committee will make an appropriate adjustment in the number and class of shares that are authorized under the 2020 Equity Plan, as may be determined to be equitable by the Compensation Committee to prevent dilution or enlargement of rights (see “—Summary of the 2020 Equity Plan —Adjustments” for additional information).

The 2020 Equity Plan is intended to replace the 2012 Equity Plan. No further grants will be made under the 2012 Equity Plan. However, any outstanding awards under the 2012 Equity Plan will continue in accordance with the terms of the 2012 Equity Plan and any award agreement executed in connection with such outstanding awards. Stockholder approval of the 2020 Equity Plan was necessary to ensure that the 2020 Equity Plan meets the requirements under section 422 of the Internal Revenue Code for issuing incentive stock options.

Summary of the 2020 Equity Plan

The following is a summary of the material terms and conditions of the 2020 Equity Plan. This summary is qualified in its entirety by the full text of the 2020 Equity Plan, a copy of which has been filed as Appendix C to this Information Statement. You may also obtain a copy of the 2020 Equity Plan, free of charge, by writing to the Company, Attention: David L. Tousley, Chief Accounting and Administrative Officer, Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, California 94010.

When considering the number of additional shares to request under the 2020 Equity Plan, the Board considered a number of factors, including the potential dilution that would result from the 2020 Equity Plan and our potential future equity compensation needs. The 35,000,000 shares to be reserved under the 2020 Equity Plan represent approximately 16.6% of our common shares currently outstanding, and if issued (after giving effect to the Charter Amendment as described in Action No. 1 of this Information Statement) would result in total dilution (when taken together with shares underlying awards outstanding under the 2012 Equity Plan) over the 10-year period in which we expect to use these shares of approximately 19.6% of our common shares then outstanding. The Board believes that this level of potential dilution is reasonable for a company of our size in our industry, particularly because, unlike the equity plans of many companies in our industry, the 2020 Equity Plan does not contain an “evergreen provision” providing for the automatic replenishment of shares that may be issued under the plan. In light of the factors considered, the Board believes that the 2020 Equity Plan represents a critical tool for the Company to incentivize directors, employees and eligible service providers to increase the value of the Company for all stockholders.

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Corporate Governance Provisions

The 2020 Equity Plan contains several provisions intended to make sure that awards under the 2020 Equity Plan comply with established principles of good corporate governance. These provisions include:

•	No Discounted Stock Options or Stock Appreciation Rights. Except for certain substitute awards (as described below), stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted. This restriction may not be changed without stockholder approval.

•	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

•	No Cash Buyouts of Underwater Stock Options or Stock Appreciation Rights. The 2020 Equity Plan does not permit cash buyouts of underwater stock options or stock appreciation rights without stockholder approval.

•	No Liberal Share Recycling. The 2020 Equity Plan permits share recycling only if an award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or results in shares not being issued. The 2020 Equity Plan expressly prohibits recycling shares in specified circumstances, including: shares tendered to the Company by a participant to pay the exercise price of stock options; shares forfeited to satisfy tax withholding obligations; shares that were subject to a stock-settled stock appreciation right granted under the 2020 Equity Plan that were not issued upon the exercise of such stock appreciation right; and shares repurchased by the Company on the open market using the proceeds from the exercise of an award.

•	No Unvested Dividends or Dividend Units. The 2020 Equity Plan prohibits the Company from paying dividends or dividend units on unvested awards.

•	Cap on Director Compensation: The total compensation paid to a single non-employee director in any calendar year, including the cash compensation and cash value of all equity awards granted to such director in such year, cannot exceed $750,000.

•	No Evergreen Provision. The 2020 Equity Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the shares of common stock authorized for issuance under the 2020 Equity Plan.

•	No reload options. The 2020 Equity Plan does not provide for the issuance of stock options or stock appreciation rights which, upon exercise, automatically entitle a participant to a new stock option or stock appreciation right.

Effective Date; Duration of the 2020 Equity Plan. The 2020 Equity Plan will not become effective (such time, the “Effective Date”) until such time as we file the Charter Amendment or the Reverse Stock Split Charter Amendment with the Delaware Secretary of State (described in more detail under “Action No. 1” and “Action No. 2” elsewhere in this Information Statement), which will be no earlier than 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date. The 2020 Equity Plan will remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.

Administration. The 2020 Equity Plan will be administered by the Board or a committee appointed by the Board. Generally, it is expected that the Compensation Committee will administer the 2020 Equity Plan. The Compensation Committee is comprised entirely of independent directors. Subject to the terms of the 2020 Equity Plan, the Compensation Committee may:

•	grant awards under the 2020 Equity Plan;

•	establish the terms and conditions, including vesting criteria, of those awards;

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•	construe and interpret the 2020 Equity Plan and any agreement or instrument entered into under the 2020 Equity Plan;

•	establish, amend or waive rules and regulations for the 2020 Equity Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2020 Equity Plan; and

•	take all other actions it deems necessary or advisable for the proper operation or administration of the 2020 Equity Plan.

The Compensation Committee may delegate its authority under the 2020 Equity Plan, subject to certain limitations.

Eligibility.  Awards may be granted to employees of the Company, its subsidiaries and affiliates, directors of the Company, and consultants or advisers who provide bona fide services to the Company, its subsidiaries and affiliates, as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act. The Compensation Committee decides who should receive awards and what kind of awards they should receive. The 2020 Equity Plan does not limit the number of employees and affiliates who may receive awards. As of the date of this Information Statement, the Company and its subsidiaries and affiliates had four non-employee directors and five full-time employees who would be eligible to participate in the 2020 Equity Plan if it were currently in place.

Authorized Number of Shares. The 2020 Equity Plan authorizes the issuance of up to 35,000,000 shares of common stock. The common stock issued under the 2020 Equity Plan may be authorized but unissued shares or treasury shares.

Recoupment. The Company may require employees to reimburse any previously paid compensation provided under the 2020 Equity Plan or an award agreement in accordance with any recoupment policy that may be adopted in the future.

Types of Awards. The Compensation Committee may grant the following types of awards under the 2020 Equity Plan: stock options, stock appreciation rights, restricted stock, stock awards, restricted stock units, performance shares, performance units, cash-based awards and substitute awards.

Stock Options. A stock option is the right to purchase one or more shares of common stock at a specified price, as determined by the Compensation Committee. The Compensation Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Compensation Committee determines. Except as described below in connection with incentive stock options granted to certain participants: (i) the exercise price of a stock option will not be less than 100% of the fair market value of a share of common stock on the date that the option is granted, and (ii) no option will remain exercisable beyond 10 years after its grant date.

Incentive stock options may only be granted to employees of the Company or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options cannot exceed 35,000,000. In connection with incentive stock options granted to a participant that owns, directly or indirectly, more than 10% of the total combined voting power of the Company or any subsidiary: (i) the exercise price of an incentive stock option will not be less than 110% of the fair market value of a share of common stock on the date that the incentive stock option is granted, and (ii) no incentive stock option will remain exercisable beyond 5 years after its grant date. To the extent that the aggregate fair market value (determined at the time of grant) of the shares with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under all plans of the Company and any affiliates) exceeds $100,000 (or such other limit established in the Internal Revenue Code) or otherwise does not comply with the rules governing incentive stock options, the stock options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as non-qualified stock options, notwithstanding any contrary provision of the applicable award agreement.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be not less than the fair market value of a share of common stock on the date the SAR is granted. No SAR will remain exercisable beyond 10 years after its grant date.

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Restricted Stock/Stock Awards. Restricted stock is an award of common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Compensation Committee determines. A stock award is an award of common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Compensation Committee determines.

Restricted Stock Units. A restricted stock unit is an award whose value is based on the fair market value of the Company’s common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Compensation Committee may determine. Payment of earned restricted stock units may be made in a combination of cash or shares of common stock (as determined by the Compensation Committee).

Performance Units/Shares and Cash-Based Awards. Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Company’s common stock or other criteria established by the Compensation Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Compensation Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of common stock (as determined by the Compensation Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period.

Substitute Awards. Substitute awards may be granted under the 2020 Equity Plan under certain circumstances such as a merger, acquisition, spin-off or other corporate event, to replace awards granted by another company or entity. Certain of the limits and rules discussed in this summary do not apply to substitute awards.

Adjustments.  In the event of material changes in the outstanding number of shares of common stock or in the capital structure of the Company by reason of a stock split, stock or extraordinary dividend, a reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the Compensation Committee shall make an appropriate adjustment in the number and class of shares that are authorized under the 2020 Equity Plan, and in the number, class of and/or price of shares subject to outstanding awards granted under the 2020 Equity Plan, as may be determined to be equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Change in Control.  Generally, in the event of a change in control of the Company, as defined in the 2020 Equity Plan, unless otherwise specified in the award agreement, accelerated vesting for awards will only occur if: (i) the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of a successor entity) in connection with the change in control; or (ii) the participant has a qualifying termination of his or her service relationship (as defined in the award agreement) within two years following the date of the change in control. Unless otherwise specified in the award agreement, in the event that the awards are not so continued or assumed in connection with the change in control or in the event of a qualifying termination of his or her service relationship within two years following the date of the change in control, then upon such change in control or such qualifying termination (as the case may be): (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) any restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid out assuming achievement of all relevant target performance goals; (4) all restricted stock units will vest and be paid; and (5) all outstanding cash-based awards shall be accelerated as of the effective date of the change in control (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals), and be paid.

The Compensation Committee’s policies relating to vesting of awards in the event of a change in control are implemented in the award agreements approved by it from time to time.

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Transferability of Awards. Except as otherwise provided in an award agreement, awards generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, provided that no stock option or SAR shall be transferred for value or consideration.

Provisions for Foreign Participants. The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2020 Equity Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination. The Compensation Committee may amend or terminate the 2020 Equity Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after the tenth anniversary of the Effective Date. Stockholder approval is required for certain amendments to the 2020 Equity Plan.

Federal Income Tax Aspects of the 2020 Equity Plan

This is a brief summary of the United States federal income tax aspects of awards that may be made under the 2020 Equity Plan based on existing U.S. federal income tax laws as of the date of this Information Statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the 2020 Equity Plan. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment, or, in the event of death or disability of the participant, no later than 12 months after the death or disability of the participant.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2020 Equity Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

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Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the grant of Restricted Stock Units, Performance Units/Shares and Cash-Based Awards will have no federal income tax consequences for the Company or for the participant. Generally, when the award is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Section 409A. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The 2020 Equity Plan and awards granted under the 2020 Equity Plan are intended to be exempt from or conform to the requirements of Section 409A of the Code.

Section 162(m) and Limits on the Company's Deductions. Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.

New Plan Benefits

The following table provides information relating to grants that the Company has committed to make to the persons and groups named below, contingent upon the effectiveness of the 2020 Equity Plan.

Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan
Name and Position	Number of Units
Dr. Cameron Durrant, Chief Executive Officer and Director	—
Executive Officer Group	1,738,880
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—

On July 29, 2020, the closing price of a share of our common stock as reflected on the OTCQB Venture Market was $4.90.

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On August 1, 2020, the Company entered into an employment agreement with Timothy Morris in connection with his appointment as the Company’s Chief Operating Officer and Chief Financial Officer (the “Morris Employment Agreement”). Pursuant to the terms of the Morris Employment Agreement, Mr. Morris will be entitled to receive stock options to purchase 756,580 shares of our common stock within three business days following the Effective Date, with such stock options having an exercise price equal to the closing price of a share of the Company’s common stock on the grant date.

On July 6, 2020, the Company entered into an employment agreement (the “Chappell Employment Agreement”) with Dr. Dale Chappell in connection with his appointment as the Company’s Chief Scientific Officer. Pursuant to the terms of the Chappell Employment Agreement, Dr. Chappell will be entitled to receive stock options to purchase 668,800 shares of our common stock within three business days following the Effective Date, with such stock options having an exercise price equal to the closing price of a share of the Company’s common stock on the grant date.

On July 6, 2020, the Company entered into an employment agreement with David L. Tousley in connection with his appointment as the Company’s Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer (the “Tousley Employment Agreement”). Pursuant to the terms of the Tousley Employment Agreement, Mr. Tousley will be entitled to receive stock options to purchase 313,500 shares of our common stock within three business days following the Effective Date, with such stock options having an exercise price equal to the closing price of a share of the Company’s common stock on the grant date.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter and Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Company elected to obtain stockholder approval of the 2020 Equity Plan by written consent of the Consenting Stockholders. Because the requisite stockholder approval for the 2020 Equity Plan has been received, all corporate approvals by or on behalf of the Company required for the approval of the 2020 Equity Plan have been obtained and no further votes will be needed.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Information

The following table presents information regarding beneficial ownership of our common stock as of July 29, 2020 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Percentage ownership of our common stock is based on 210,499,810 shares of our common stock outstanding as of July 29, 2020.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of July 29, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Black Horse Capital LP(1)	69,631,459	33.1%
Nomis Bay LTD(2)	32,689,270	15.5%
Entities affiliated with Valiant Capital Partners(3)	30,172,413	14.3%
Entities affiliated with Venrock Healthcare Capital Partners(4)	17,241,379	8.2%

Named Executive Officers and Directors
Cameron Durrant, M.D., MBA(5)	9,534,188	4.3%
Ronald Barliant, JD(6)	1,334,931	*
Timothy Morris, CPA(7)	725,142	*
Robert Savage, MBA(8)	657,798	*
Rainer Boehm, M.D., MBA(9)	715,620	*
Cheryl Buxton(10)	134,712	*
All current executive officers and directors as a group (8 persons)(1)(11)	83,338,003	37.5%

_____________

* Represents less than 1%

(1)	Number of shares based on information reported on Amendment No. 3 to the Schedule 13D/A filed with the SEC on April 7, 2020, reporting beneficial ownership by the Black Horse Entities (as defined below), Black Horse Capital Management LLC (“BH Management”), and Dale Chappell, our Chief Scientific Officer. According to the report, Black Horse Capital LP (“BHC”) has sole voting and dispositive power with respect to 5,996,710 shares, Black Horse Capital Master Fund Ltd. (“BHCMF”) has shared voting and dispositive power with respect to 13,997,832 shares, Cheval Holdings, Ltd. (“Cheval” and collectively with BHCMF and BHC, the “Black Horse Entities”) has shared voting and dispositive power with respect to 49,636,917 shares, BH Management has sole voting and dispositive power with respect to 55,633,627 shares and Dr. Chappell has shared voting and dispositive power with respect to 69,631,459 shares. The business address of each of BHC, BHCMF, BH Management and Dr. Chappell is c/o Opus Equum, Inc. P.O. Box 788, Dolores, Colorado 81323. The business address of Cheval is P.O. Box 309G, Ugland House, Georgetown, Grand Cayman, Cayman Islands KY1-1104. Dr. Chappell is currently serving as our Chief Scientific Officer.

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(2)	Number of shares based solely on information reported on Amendment No. 3 to the Schedule 13D/A filed with the SEC on July 21, 2020, reporting beneficial ownership by Nomis Bay. Nomis Bay has sole voting and dispositive power over all 32,689,270 shares. The business address of Nomis Bay is Wessex House, 3rd Floor, 45 Reid Street, Hamilton, Bermuda HM12.
(3)	Number of shares based on information provided by the Valiant Funds (as defined below): (i) Valiant Capital Partners, LP (“VCP”) has shared voting and dispositive power with respect to 9,129,885 shares; (ii) Valiant Capital Master Fund, LP (“VCMF”) has shared voting and dispositive power with respect to 17,881,609 shares; and (iii) Valiant Employee Investment Fund, LLC (“VEIF”), a member-managed Delaware series limited liability company, (collectively with VCP and VCMF, the “Valiant Funds”) has shared voting and dispositive power with respect to 3,160,919 shares. Valiant Capital Management, LP is the general partner and investment adviser of VCP and the investment adviser of VCMF, and has the authority to vote the shares on behalf of both VCP and VCMF. Christopher R. Hansen is the founder, President and portfolio manager of Valiant Capital Management, LP and, as such, he has ultimate ownership and authority over voting and investment decisions of the shares. As a result, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VCP and VCMF. In addition, although VEIF is not advised or controlled by Valiant Capital Management, L.P., as the controlling member of this particular VEIF investment series, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VEIF. The address of the Valiant Funds is One Market Street, Steuart Tower, Suite 2625, San Francisco, California 94105.
(4)	Number of shares based on information provided by the VHCP Funds (as defined below): (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP II”) has shared voting and dispositive power with respect to 4,556,897 shares; (ii) VHCP Co-Investment Holdings II, LLC (“Co-Invest II”) has shared voting and dispositive power with respect to 1,846,551 shares; (iii) Venrock Healthcare Capital Partners III, L.P.(“VHCP III”) has shared voting and dispositive power with respect to 9,853,449 shares; and (iv) VHCP Co-Investment Holdings III, LLC (“Co-Invest III”) (collectively, the “VHCP Funds”) has shared voting and dispositive power with respect to 984,482 shares. VHCP Management III, LLC (“VHCPM III”) is the sole general partner of VHCP III and the sole manager of Co-Invest III and may be deemed to have beneficial ownership of the shares held by VHCP III and Co-Invest III. VHCP Management II, LLC (“VHCPM II”) is the sole general partner of VHCP II and the sole manager of Co-Invest II and may be deemed to have beneficial ownership of the shares held by VHCP II and Co-Invest II. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III and VHCPM II. The address of the VHCP Funds is 3340 Hillview Avenue, Palo Alto, California 94304.
(5)	Includes options to purchase 8,976,981 shares of common stock that may be exercised within 60 days of July 29, 2020.
(6)	Includes options to purchase 885,580 shares of common stock that may be exercised within 60 days of July 29, 2020.
(7)	Includes options to purchase 725,142 shares of common stock that may be exercised within 60 days of July 29, 2020.
(8)	Includes options to purchase 457,929 shares of common stock that may be exercised within 60 days of July 29, 2020.
(9)	Includes options to purchase 298,282 shares of common stock that may be exercised within 60 days of July 29, 2020.
(10)	Includes options to purchase 119,312 shares of common stock that may be exercised within 60 days of July 29, 2020.
(11)	Includes options to purchase 12,094,226 shares of common stock that may be exercised within 60 days of July 29, 2020. Dr. Dale Chappell, who currently serves as our Chief Scientific Officer, controls BHC and reports beneficial ownership of all shares held by it and its affiliates.

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INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

As described above in Action No. 3, awards may be granted under the 2020 Equity Plan to directors and employees of the Company. Accordingly, our directors and officers may be deemed to have an interest in the approval of the 2020 Equity Plan by the Consenting Stockholders.

On August 1, 2020, the Company entered into the Morris Employment Agreement with Timothy Morris in connection with his appointment as the Company’s Chief Operating Officer and Chief Financial Officer. Pursuant to the terms of the Morris Employment Agreement, Mr. Morris will be entitled to receive stock options to purchase 756,580 shares of our common stock within three business days following the Effective Date.

On July 6, 2020, the Company entered into the Chappell Employment Agreement with Dr. Dale Chappell in connection with his appointment as the Company’s Chief Scientific Officer. Pursuant to the terms of the Chappell Employment Agreement, Dr. Chappell will be entitled to receive stock options to purchase 668,800 shares of our common stock within three business days following the Effective Date. Dr. Chappell is an affiliate of certain Consenting Stockholders collectively holding 31.1% of our outstanding common stock on the Record Date. Dr. Chappell is the managing member of BH Management, which is the managing member of BHC, and the controlling person of BHCMF. By virtue of these relationships, each of BH Management and Dr. Chappell may be deemed to beneficially own the shares owned directly by each of BHC and Cheval and Dr. Chappell may be deemed to beneficially own the shares owned directly by BHCMF. See “Security Ownership of Certain Beneficial Owners and Management” for more information.

On July 6, 2020, the Company entered into the Tousley Employment Agreement with David L. Tousley in connection with his appointment as the Company’s Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer. Pursuant to the terms of the Tousley Employment Agreement, Mr. Tousley will be entitled to receive stock options to purchase 313,500 shares of our common stock within three business days following the Effective Date.

As of the Record Date, the Consenting Stockholders collectively held 132,493,142 shares of our Common Stock, or approximately 63% of our outstanding common stock, and voted to approve each of the Actions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement and other documents referenced herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this Information Statement and the documents referenced herein and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed in or implied by such forward-looking statements.

This Information Statement also contains statements that are based on the Board’s and management’s current expectations and beliefs, including statements about the actions to be taken by the Board in response to the stockholder approval of the Actions, the manner in which the Charter Amendment and the Reverse Stock Split Charter Amendment will be effected, the timing of the reverse stock split, and the expected effects of the reverse stock split, if implemented.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur or may not occur within the anticipated time frame and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

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HOUSEHOLDING

Regulations regarding the delivery of copies of information statements to stockholders permit us, banks, brokerage firms and other nominees to send one information statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive a separate information statement, we will promptly deliver a separate copy to such stockholder that contacts us by mail at Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010, 650-243-3100. Any stockholders of record sharing an address who now receive multiple copies of our annual reports, proxy statements and information statements, and who wish to receive only one copy of these materials per household in the future should also contact the Company’s Secretary by mail or telephone as instructed above. Any stockholders sharing an address whose shares of our common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports, proxy statements and information statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website, www.humanigen.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an internet site that contains the reports, proxy and information statements, and other information we electronically file with or furnish to the SEC, located at http://www.sec.gov.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”) and our Quarterly Reports for the periods ended March 31, 2020 and June 30, 2020 (the “Quarterly Reports”), in each case, including the financial statements and financial statement schedule information included therein, as filed with the SEC and any other documents filed with the SEC. You are encouraged to review the Annual Report and Quarterly Reports together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010, 650-243-3100.

This Information Statement has been approved by the Board and is being mailed or delivered to stockholders by its authority.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Statements contained in this Information Statement or in any document incorporated by reference into this Information Statement as to the contents of any contract referred to within this Information Statement or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an annex to this Information Statement or otherwise filed with the SEC. Each statement in this Information Statement regarding an agreement or other document is qualified in all respects by such agreement or other document.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded or modified by information contained directly in this Information Statement. The information we incorporate by reference is an important part of this Information Statement. The documents we incorporate by reference are:

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•	our Annual Report on Form 10-K for the year ended December 31, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020; and
•	our Current Reports on Form 8-K filed with the SEC on January 31, 2020; March 20, 2020; March 23, 2020; April 6, 2020; April 29, 2020; June 4, 2020; July 6, 2020; July 10, 2020; July 20, 2020; and August 3, 2020.

We will provide to each person, including any beneficial owner, to whom this Information Statement is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this Information Statement but not delivered with this Information Statement. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010, 650-243-3100. We maintain a website at http://www.humanigen.com. You may access our annual proxy statement on Schedule 14A, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Information Statement.

By order of the Board of Directors,
/s/ Cameron Durrant
Dr. Cameron Durrant
Chairman of the Board and Chief Executive Officer of the Company

August 14, 2020
Burlingame, California

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APPENDIX A

CHARTER AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HUMANIGEN, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Humanigen, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On July 27, 2020, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”).

B. The Certificate is hereby amended by deleting Article IV of the Certificate in its entirety and restating the same as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seven Hundred Seventy-Five Million (775,000,000) shares of which Seven Hundred Fifty Million (750,000,000) shares shall be Common Stock, par value $0.001 per share, and Twenty-Five Million (25,000,000) shares shall be Preferred Stock, par value $0.001 per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

A. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

B. Common Stock. Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of the Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.”

C. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this __ day of ________, 2020.

By:
Name: Dr. Cameron Durrant
Title: Chairman of the Board and Chief Executive Officer

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APPENDIX B

CHARTER AMENDMENT TO GIVE THE BOARD THE DISCRETION TO EFFECT A REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HUMANIGEN, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Humanigen, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On July 27, 2020, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”).

B. Article IV of the Certificate is hereby amended by adding the following new paragraph to effectuate the Reverse Stock Split (as defined below):

“C. Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, each [___] ([__]) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation's transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

C. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation on this ____ day of _________________, _____.

By:
Name: Dr. Cameron Durrant
Title: Chairman of the Board and Chief Executive Officer

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APPENDIX C

HUMANIGEN, INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN

Humanigen, Inc.

2020 Omnibus Incentive Compensation Plan

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Article 1. Establishment, Objectives, Duration and Effect on Prior Awards

1.1       Establishment of the Plan. Humanigen, Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby adopts the Company’s 2020 Omnibus Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Substitute Awards. The Plan shall become effective following communication to the Company’s stockholders of the approval of the Plan in accordance with applicable provisions of Delaware law and the Exchange Act (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2       Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in that success.

1.3       Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

1.4       Prior Awards. As of the Effective Date no further Awards shall be made under the terms of the Company’s 2012 Equity Plan, as amended (the “Predecessor Plan”) that were in effect prior to the Effective Date. Awards granted before the Effective Date shall be governed by the terms of the Predecessor Plan.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1       “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2       “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Substitute Awards.

2.3       “Award Agreement” means a written or electronic agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4       “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5       “Black Horse Entity” means Black Horse Capital Management LLC, and its Affiliates.

2.6       “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7       “Cash-Based Award” means an Award granted to a Participant whose value is denominated in cash as described in Article 9 hereof.

2.8       “Change in Control” means the first to occur of the following:

(a)       the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than a Black Horse Entity, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (D) any acquisition pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b)       individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)       consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination), other than a Black Horse Entity, beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

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(d)       approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to a Section 409A Award, the Committee may specify that the definition of Change in Control must also constitute an event that is a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

2.9       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10       “Committee” means the Board, or any committee appointed by the Board, to administer Awards to Participants, as specified in Article 3 hereof.

2.11       “Company” means Humanigen, Inc., a Delaware corporation and any successor thereto as provided in Article 17 hereof.

2.12       “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

2.13       “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

2.14       “Disability” shall have the meaning ascribed to such term in the Award Agreement. If no such definition is provided in the Award Agreement, “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than six months if such disabling condition renders the person unable to perform the material and substantial duties of his or her occupation. With respect to Section 409A Awards that become payable upon a disability, such disability must also qualify as a disability within the meaning of Treasury Regulation 1.409A-3(i)(4).

2.15       “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.16       “Employee” means any employee of the Company or its Subsidiaries or Affiliates.

2.17       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18       “Fair Market Value” as of any date and in respect of any Share means the then most recent closing price of a Share reflected in the consolidated trading tables of the Wall Street Journal or any other publication selected by the Board or a Committee, provided that, if Shares shall not have been traded on the OTCQB Venture Market or a national securities exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate, provided that such valuation is consistent with the requirements of Section 409A. In no event shall the fair market value of any Share be less than its par value.

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2.19       “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 hereof.

2.20       “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422. To the extent that an option is granted that is intended to meet the requirements of Code Section 422, but fails to meet such requirements, the option will be treated as a NQSO.

2.21       “Insider” shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.22       “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and that is not intended to be treated as an Incentive Stock Option, or that otherwise does not meet such requirements.

2.23       “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

2.24       “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25       “Participant” means an Employee, a Director or a Consultant who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.26       “Performance Share” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.27       “Performance Unit” means an Award granted to a Participant whose value is specified by the Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.28       “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is not permitted (e.g., based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

2.29       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30       “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 hereof.

2.31       “Restricted Stock Units” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.32       “Retirement” means a termination of employment after attaining age 55 and completing 5 years of service or such other definition set forth in an Award Agreement.

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2.33       “Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

2.34       “Section 409A Award” means an Award that is subject to the requirements of Section 409A.

2.35       “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor act thereto.

2.36       “Shares” means the Company’s common stock, par value $0.001 per share.

2.37       “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

2.38       “Stock Award” means an Award of Shares granted to a Participant pursuant to Section 8.7 hereof.

2.39       “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding equity or equity-based awards previously granted by a company or other entity (i) all or a portion of the assets or equity of which is acquired by the Company or a Subsidiary, or (ii) with which the Company or a Subsidiary merges or otherwise combines.

2.40       “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company directly or indirectly has a majority voting interest.

2.41       “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

3.1       General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

3.2       Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein (including, with respect to Section 409A Awards, the requirements of Section 409A), the Committee shall have full power to select Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions, including vesting criteria, of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

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3.3       Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

Article 4. Shares Subject to the Plan and Maximum Awards and Substituted Awards

4.1       Number of Shares Available for Grants; Share Counting and Reacquired Shares. The number of Shares reserved for issuance to Participants shall be 35 million (35,000,000). Shares issued under the Plan may be authorized but unissued shares or treasury shares. The number of Shares reserved for issuance to Participants under the Plan is subject to adjustment as provided in Section 4.2 hereof.

For purposes of counting the number of Shares available for Awards under the Plan, the full number of shares of the Company’s common stock covered by Freestanding SARs shall be counted against the number of Shares available for Awards (i.e., not the net Shares issued in satisfaction of a Freestanding SAR Award); provided, however, that Freestanding SARs that may be settled in cash only shall not be so counted. Additionally, if an Option may be settled by issuing net Shares (i.e., withholding a number of Shares equal to the exercise price), the full number of shares of the Company’s common stock covered by the Option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of an Option. If any Award (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or (b) results in any Shares not being issued (including as a result of any Award that was permitted to be settled either in cash or in stock actually being settled in cash), the unissued Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) shares of the Company’s common stock tendered to the Company by a Participant to (A) purchase shares of the Company’s common stock upon the exercise of an Award, or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation); (ii) shares of the Company’s common stock that were subject to a stock-settled SAR granted under the Plan that were not issued upon the exercise of such SAR, and (iii) shares of the Company’s common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award. Subject to the foregoing, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

The maximum number of Shares which may be issued under Incentive Stock Options granted under the Plan is 35 million (35,000,000).

4.2       Adjustments in Authorized Shares. In the event of material changes in the outstanding number of Shares or in the capital structure of the Company by reason of a stock split, stock or extraordinary dividend, a reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make an appropriate adjustment in the number and class of Shares that may be delivered under Section 4.1, and in the number, class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

4.3       Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

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4.4       Limit on Compensation Paid to Directors. The total compensation paid to a single Director in any calendar year, including the cash compensation and the cash value of all equity Awards granted to the Director in such calendar year, shall not exceed $750,000. Such annual limit shall be measured based on the value of an Award as of the date the Award is granted (not the date of payment). Accordingly, the annual limit shall not include the value of an Award in the calendar year when it is paid or vests if such year is different from the year the Award is granted. For purposes of this Section 4.4, Director compensation in any calendar year shall include amounts or grants that would have been paid or made, as applicable, to the Director in the calendar year absent the Director’s election to defer such compensation to a subsequent year.

4.5       Substitute Awards.

(a)       Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of service, as the awards that they replace, as determined by the Committee in its sole discretion.

(b)       The recipient or holder of a Substitute Award shall be an eligible Participant hereunder even if not an Employee, Director or Consultant with respect to the Company or an Affiliate.

(c)       In the case of a Substitute Award, the date of grant may be treated as the effective date of the grant of such Award under the original plan under which the award was authorized.

(d)       The per share exercise price of an Option that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the OTCQB Venture Market or any national securities exchange on which the Company’s common stock may then be listed or quoted and Section 409A or Section 424 of the Code, as applicable. The per share exercise price of a Freestanding SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the OTCQB Venture Market or any national securities exchange on which the Company’s common stock may then be listed or quoted and Section 409A, as applicable.

(e)       Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards shall not be counted against the limits set forth in Section 4.1. Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards shall not be counted against the number of Shares authorized for issuance or the maximum number of Shares which may be issued under Incentive Stock Options, and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of Shares or payment of cash thereunder shall not result in an increase the number of Shares available for issuance under the Plan.

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Article 5. Eligibility and Participation

5.1       Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants.

5.2       Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3       Newly Eligible Participants. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Participant who becomes eligible to participate in the Plan after the commencement of an award or incentive period.

5.4       Leaves of Absence. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to any Section 409A Award, all leaves of absences and determinations of terminations of employment must be construed and interpreted consistent with the requirements of Section 409A and the definition of “separation from service” thereunder.

Article 6. Stock Options

6.1       Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may only be granted to Employees of Humanigen, Inc. or its Affiliates or Subsidiaries; provided that the Affiliate or Subsidiary is a type of entity whose employees can receive such options under Code Sections 422 and 424.

6.2       Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

6.3       Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted. With respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.4       Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that the Option must expire on or before the date that is the tenth anniversary of the date of grant. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of the Company or any Subsidiary, no such ISO shall be exercisable later than the fifth anniversary of the grant date.

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6.5       Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6       Payment. Options granted under this Article 6 shall be exercised by the delivery of a written or electronic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

Cashless exercises are permitted pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7       Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8       Nontransferability of Options.

(a)       Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)       Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided however, that no NQSO shall be transferable for value or consideration. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

(c)       Domestic Relations Orders. Notwithstanding paragraphs (a) and (b) above in this Section 6.8, subject to the approval of the Committee, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation Section 1.421-1(b)(2). If an Option is an ISO, such Option may be deemed to be a NQSO as a result of such transfer.

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6.9       Restriction on Cash Buyouts of Underwater Options. The Company may not purchase, cancel or buy out an underwater Option in exchange for cash without first obtaining Shareholder approval.

6.10       Dividends on Unvested Shares. Any dividends with respect to the Shares issued in connection with the exercise of an Option shall not be paid to the Participant until the Shares to which the dividends relate vest. If any Shares are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

6.11       $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing ISOs, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as NQSOs, notwithstanding any contrary provision of the applicable Award Agreement.

Article 7. Stock Appreciation Rights

7.1       Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall not be less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2       SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3       Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that the SAR must expire on or before the date that is the tenth anniversary of the date of grant.

7.4       Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5       Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6       Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

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(a)       The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)       The number of Shares with respect to which the SAR is exercised.

In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7       Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative. Notwithstanding the foregoing, unless otherwise provided in a Participant’s Award Agreement, subject to the approval of the Committee, a SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law.

7.8       Restriction on Cash Buyouts of Underwater SARs. The Company may not purchase, cancel or buy out an underwater SAR in exchange for cash without first obtaining Shareholder approval.

7.9       Dividends on Unvested Shares. Any dividends with respect to the Shares issued in connection with the exercise of a SAR shall not be paid to the Participant until the Shares to which the dividends relate vest. If any Shares are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

Article 8. Restricted Stock/Stock Awards

8.1       Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

8.2       Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3       Transferability. Unless otherwise specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant’s legal representative. Notwithstanding the foregoing, unless otherwise provided in a Participant’s Award Agreement, subject to the approval of the Committee, the Shares of Restricted Stock granted herein may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law.

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8.4       Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5       Voting Rights. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6       Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Stock Awards granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held; provided that, any dividends with respect to the Restricted Stock or Stock Awards shall not be paid to the Participant until the Shares of Restricted Stock or Stock Awards to which the dividends relate vest. If any Shares of Restricted Stock or Stock Awards are forfeited, the Participant shall have no right to the dividends related to the forfeited Shares.

8.7       Stock Award. The Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Committee determines.

Article 9. Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards

9.1       Grant of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2       Award Agreement. At the Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

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9.3       Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit, Performance Share or Cash-Based Award shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Committee may specify. The Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. For purposes of this Article 9, the time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

9.4       Earning of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan and the Award Agreement (if any), after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

9.5       Form and Timing of Payment of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Unless otherwise provided by the Committee, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividends or dividend units with respect to dividends declared on Shares underlying such Awards. No dividends or dividend units with respect to the Restricted Stock Units, Performance Units, or Performance Shares shall not be paid to the Participant until the Restricted Stock Units, Performance Units, or Performance Shares to which the dividends relate vest. If any Restricted Stock Units, Performance Units, or Performance Shares are forfeited, the Participant shall have no right to the dividends or dividend units related to the forfeited Awards.

9.6       Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative. Notwithstanding the foregoing, if provided in a Participant’s Award Agreement, subject to the approval of the Committee, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards granted herein may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law, including Section 409A of the Code, to the extent applicable.

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Article 10. Beneficiary Designation

The Committee may permit Participants under the Plan to name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

Article 11. Deferrals

Subject to the requirements of Section 409A, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

Article 12. Rights of Participants

12.1       Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the Company’s employ, or as a Director, or as a Consultant, or interfere with or limit in any way the right of the Company to terminate any Participant’s employment or directorship at any time.

12.2       Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.3       Rights as a Stockholder. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

Article 13. Termination of Employment/Directorship/Consulting Relationship

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding Award(s) following termination of the Participant’s employment or directorship or consulting services with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

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Article 14. Change in Control

14.1       Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the treatment of non-Cash-Based Awards shall be as specified in the applicable Award Agreement. Subject to such applicable laws, rules and regulations, and unless the Committee specifies otherwise in the Award Agreement:

(a)       Non-Cash-Based Awards will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Participant has a qualifying termination of his or her service relationship (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that non-Cash-Based Awards to Participant are not so continued or assumed in connection with the Change in Control or in the event of a qualifying termination of his or her service relationship (as defined in the Award Agreement) within two years following the date of the Change in Control, then upon such Change in Control or such qualifying termination (as the case may be):

(i)       Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

(ii)       Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(iii)       The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period (s) as of the effective date of the Change in Control or such qualifying termination. The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control or such qualifying termination and shall be paid out to the Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination based upon an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid to the Participants in cash within thirty (30) days following the effective date of the Change in Control or such qualifying termination based on an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units shall be fully vested as of the effective date of the Change in Control or such qualifying termination, and the full value of such an Award shall be paid out to the Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination. Notwithstanding the foregoing, in the event that the Award is not so continued or assumed in connection with a Change in Control, the payment of a Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

14.2       Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the treatment of Cash-Based Awards shall be as specified in the applicable Award Agreement or resolutions adopted by the Committee. Subject to such applicable laws, rules and regulations, unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee:

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(a)       Cash-Based Awards will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Participant has a qualifying termination of his or her service relationship (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that the Cash-Based Awards granted to Participants are not so continued or assumed or in the event of a qualifying termination of the service relationship (as defined in the Award Agreement) within two years following the date of the Change in Control, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the date of such event (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals), and all Cash-Based Awards shall be paid to Participants in cash within thirty (30) days following the effective date of such event (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, in the event that the Cash-Based Awards is not so continued or assumed in connection with a Change in Control, the payment of a Cash-Based Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

14.3       Code Section 280G. The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, as amended (the “Code”) and would, but for this Section 14.3 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

In the event the Participant is party to an employment agreement or severance plan that specifies which Covered Payments shall be reduced to result in the Reduced Amount as provided in the previous paragraph, the terms of such agreement or plan shall apply. If not, the Covered Payments shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner that will not trigger taxes under Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, the amount payable at the later time shall be reduced first.

The application of the rules in Section 14.3 shall be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant.

14.4       Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 14.3, whether or not initiated by the Participant.

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The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, the Participant shall be solely responsible for any amounts the Participant owes under Code Sections 4999 or 409A, and the Company and the Committee shall have no liability for such amounts.

14.5       Cancellation of Underwater Options or SARs. In the event of a Change in Control, in the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

14.6       Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant pursuant to this Article 14 without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 14 at any time and from time to time prior to the date of a Change in Control.

Article 15. Amendment, Modification, Termination and Tax Compliance.

15.1       Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

15.2       Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that no consent is required for any amendment the Committee deems necessary or appropriate to comply with applicable legal or tax requirements.

15.3       Shareholder Approval Required for Certain Amendments. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the Option Price of an outstanding Option by lowering the Option Price, by canceling an outstanding Option and granting a replacement Option with a lower exercise price, or by exchanging the outstanding Option with another stock-based or cash Award; (c) permits the grant of any SAR with a grant price that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the grant price of an outstanding SAR by lowering the grant price, by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price, or by exchanging the outstanding SAR with another stock-based or cash Award.

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15.4       Compliance with Section 409A. It is intended that Awards under this Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•	Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or SAR under Section 4.2 shall be made in accordance with the requirements of Section 409A).

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

•	For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•	With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

Article 16. Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan; provided that the amount that is withheld, or may be withheld at the Participant’s discretion, cannot exceed the amount of the taxes owed by the Participant using the maximum statutory tax rate in the Participant’s applicable jurisdiction(s). The Participant may satisfy, totally or in part, his obligations pursuant to this Article by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SARs (ii) the date of payment, in respect of Stock Awards, Restricted Stock Units, Performance Units, Performance Shares, or Cash-Based Awards, and (iii) the expiration of the Period of Restriction, in respect of Restricted Stock. Any election made under this Article shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

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Article 18. General Provisions

18.1       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2       Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3       Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4       Recoupment. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Recoupment Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Recoupment Policy. By accepting an Award, the Participant is agreeing to be bound by the Recoupment Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

18.5       Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

18.6       Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

18.7       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.8       No Additional Rights. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 15.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

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18.9       Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)       Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

(b)       Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

(c)       Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

(d)       Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant’s financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 18.9 by the Committee shall be filed with the Plan document as Appendices; and

(e)       Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

18.10       Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

18.11       Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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